	CALCULATION OF THE REGISTRATION FEE
Title of Each Class of Securities to Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Shares, par value $0.125 per share	63,250,000(2)	$10.75	$679,937,500	$78,804.76

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2) Includes additional Common Shares that may be purchased by the underwriters.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-215980

P R O S P E C T U S S U P P L E M E N T
(To Prospectus dated February 9, 2017)

55,000,000 Common Shares
Cliffs Natural Resources Inc.
_______________________
We are selling 55,000,000 of our common shares, par value $0.125 per share.
Our common shares trade on the New York Stock Exchange under the symbol “CLF.” On February 9, 2017, the last sale price of the common shares as reported on the New York Stock Exchange was $11.37 per share.
Investing in the common shares involves risks that are described in the “Risk Factors” section beginning on page S-11 of this prospectus supplement.
_______________________________

	Per Share	Total
Public offering price	$10.7500	$591,250,000
Underwriting discount(1)	$0.2868	$15,774,000
Proceeds, before expenses, to us	$10.4632	$575,476,000
(1) See "Underwriting" for a description of the compensation payable to the underwriter.
The underwriter may also exercise its option to purchase up to an additional 8,250,000 common shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The shares will be ready for delivery on or about February 14, 2017.

Goldman, Sachs & Co.

February 9, 2017

Prospectus Supplement
Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT
We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the common shares we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference into this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”
We have not, and the underwriter has not, authorized anyone to provide you with any information other than that contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we may provide to you. We and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not, and the underwriter is not, making offers to sell the common shares in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
References in this prospectus supplement to the terms “we,” “us,” “our,” or “Cliffs” or other similar terms mean Cliffs Natural Resources Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. As used in this prospectus supplement, the term “ton” means a long ton (equal to 2,240 pounds) when referring to our U.S. Iron Ore business segment and the term “metric ton” means a metric ton (equal to 1,000 kilograms or 2,205 pounds) when referring to our Asia Pacific Iron Ore business segment.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room.
We make available, free of charge, on our website at www.cliffsnaturalresources.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The information contained on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus supplement or the accompanying prospectus.

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INFORMATION WE INCORPORATE BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference into this prospectus supplement or in the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in or omitted from this prospectus supplement or the accompanying prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus supplement or in the accompanying prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.
We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of this offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2016;

•
our Definitive Proxy Statement on Schedule 14A for the year ended December 31, 2015, filed on March 11, 2016, but only to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2015; and

•	the description of our common shares contained in the Current Report on Form 8-K/A filed on May 21, 2008, including any subsequently filed amendments and reports updating such description.
We do not and will not, however, incorporate by reference into this prospectus supplement or in the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports. You may obtain copies of these filings without charge by accessing the investor relations section of www.cliffsnaturalresources.com or by requesting the filings in writing or by telephone at the following address and telephone number.
Cliffs Natural Resources Inc.
Investor Relations
200 Public Square
Suite 3300
Cleveland, Ohio 44114
Telephone Number: (216) 694-5700
NON-GAAP FINANCIAL MEASURES
We include in or incorporate by reference into this prospectus supplement certain non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization, or EBITDA, Adjusted EBITDA and cash cost of goods sold and operating expense rate per long/metric ton.  EBITDA, Adjusted EBITDA and cash cost of goods sold and operating expense rate per long/metric ton are not measurements of financial performance or condition under generally accepted accounting principles in the United States, or GAAP, and should not be considered as alternatives to net income, operating income, or any other financial performance measure derived in accordance with GAAP.  Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements.  These non-GAAP financial measures are not calculated in the same manner by all companies and, accordingly, are not necessarily comparable to similarly titled measures of other companies and may not be appropriate measures for comparing performance relative to other companies.  While we believe that the presentation of the non-GAAP financial measures will enhance an investor’s understanding of our operating performance, performance compared to other producers and a more accurate view of the cash outflows related to the sale of iron ore, the use of the non-GAAP financial measures as analytical tools has limitations and you should not consider it in isolation, or as a substitute for an analysis of our results of operations as reported in accordance with GAAP.
For additional information about EBITDA, Adjusted EBITDA and cash cost of goods sold and operating expense rate per long/metric ton, including a description of how EBITDA, Adjusted EBITDA and cash cost of goods sold and

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operating expense rate per long/metric ton, are calculated and reconciliations to the most directly comparable GAAP financial measures, see the section titled “Summary—Summary Consolidated Financial Data” of this prospectus supplement.

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PROSPECTIVE FINANCIAL INFORMATION
The prospective financial information included in or incorporated by reference into this prospectus supplement regarding our future performance represents our management’s estimates as of the date of this prospectus supplement only. This information, which consists entirely of forward-looking statements, has been prepared by our management and is qualified by, and subject to, the assumptions, risks and uncertainties discussed or incorporated by reference into this prospectus supplement that may cause actual results to differ materially.  Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information included or incorporated by reference herein, see “Disclosure Regarding Forward-Looking Statements” and “Risk Factors.”  Accordingly, the prospective financial information included in or incorporated by reference into this prospectus supplement is only an estimate of what management believes is realizable as of the date of this prospectus supplement. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the information in context and not to place undue reliance on it. See “Risk Factors—Our actual operating results may differ significantly from our guidance.”  The prospective financial information included in this prospectus supplement has been prepared by, and is the responsibility of our management. Deloitte & Touche LLP has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. The Deloitte & Touche LLP report incorporated by reference into this prospectus supplement relates to our historical financial information. It does not extend to the prospective financial information and should not be read to do so.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, including the documents incorporated by reference, contains, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. These statements speak only as of the date of this prospectus supplement or the date of the document incorporated by reference, as applicable, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this prospectus supplement, including the documents incorporated by reference, and relate to, among other things, our intent, belief or current expectations of our directors or our officers with respect to: our future financial condition; results of operations or prospects; estimates of our economic iron ore reserves; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation:

•
uncertainty and weaknesses in global economic conditions, including downward pressure on prices caused by oversupply or imported products, the impact of any reduced barriers to trade, the outcomes of recently filed and forthcoming trade cases, reduced market demand and any change to the economic growth rate in China;

•
continued volatility of iron ore and steel prices and other trends, including the supply approach of the major iron ore producers, affecting our financial condition, results of operations or future prospects, specifically the impact of price-adjustment factors on our sales contracts;

•	our level of indebtedness could limit cash flow available to fund working capital, capital expenditures, acquisitions and other general corporate purposes or ongoing needs of our business;

•	availability of capital and our ability to maintain adequate liquidity;

•	our ability to successfully conclude the Companies' Creditors Arrangement Act (Canada), or CCAA, process in a manner that minimizes cash outflows and associated liabilities;

•	the impact of our customers reducing their steel production due to increased market share of steel produced using other methods or lighter-weight steel alternatives;

•	uncertainty relating to restructurings in the steel industry and/or affecting the steel industry;

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•	the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration;

•	the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all;

•	problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry;

•	our ability to reach agreement with our customers regarding any modifications to sales contract provisions, renewals or new arrangements;

•	our actual levels of capital spending;

•	our ability to successfully diversify our product mix and add new customers beyond our traditional blast furnace clientele;

•	our actual economic iron ore reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve;

•	our ability to cost-effectively achieve planned production rates or levels;

•	our ability to successfully identify and consummate any strategic investments or development projects;

•	changes in sales volume or mix;

•	events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges;

•	our ability to maintain appropriate relations with unions and employees;

•
impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes;

•	uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events;

•	adverse changes in currency values, currency exchange rates, interest rates and tax laws;

•	risks related to international operations;

•	the potential existence of significant deficiencies or material weakness in our internal control over financial reporting;

•	our ability to complete the Refinancing Transactions (as described under "Summary—Recent Developments") on terms that are commercially attractive to us or at all; and

•	other risks described in our reports filed with the SEC.
These factors and the other risk factors described in this prospectus supplement, including the documents incorporated by reference, are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

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SUMMARY
This summary highlights information about us and our common shares being offered by this prospectus supplement. This summary is not complete and may not contain all of the information that you should consider prior to investing in our common shares. For a more complete understanding of us, we encourage you to read this prospectus supplement, including the information incorporated by reference into this prospectus supplement, and the other documents to which we have expressly referred you. In particular, we encourage you to read the historical financial statements, and the related notes, incorporated by reference into this prospectus supplement. Investing in our common shares involves significant risks, as described in the “Risk Factors” section in this prospectus supplement and our Annual Report on Form 10-K for the year ended December 31, 2016.
Our Company
Cliffs Natural Resources Inc. is a leading mining and natural resources company. Founded in 1847, we are recognized as the largest and oldest independent iron ore mining company in the United States. We are a major supplier of iron ore pellets to the North American steel industry from our mines and pellet plants located in Michigan and Minnesota. Additionally, we operate an iron ore mining complex in Western Australia. Driven by the core values of safety, social, environmental and capital stewardship, our employees endeavor to provide all stakeholders with operating and financial transparency.
We are organized through a global commercial group responsible for sales and delivery of our products and operations groups responsible for the production of the iron ore that we market. Our continuing operations are organized according to geographic location: U.S. Iron Ore and Asia Pacific Iron Ore.
In the U.S., we currently own or co-own four operational iron ore mines plus one indefinitely idled mine. We are currently operating one iron ore mine in Michigan and three iron ore mines in Minnesota. All four mines are currently operating at or near full capacity. The Empire mine located in Michigan was indefinitely idled beginning on August 3, 2016. We plan to continue shipping Empire's remaining inventory of pellets into 2017. Our Asia Pacific operations consist solely of our Koolyanobbing iron ore mining complex in Western Australia, which is currently operating at or near full capacity.
U.S. Iron Ore
We are a major producer of iron ore pellets, primarily selling production from U.S. Iron Ore to integrated steel companies in the U.S., Canada and Mexico. We operate four iron ore mines located in Michigan and Minnesota. In Michigan, we are operating the Tilden mine. In Minnesota, we are operating the Northshore, United Taconite and Hibbing mines. The Empire mine located in Michigan, which historically had annual rated capacity of 5.5 million long tons, was indefinitely idled beginning on August 3, 2016. The U.S.-based mines currently have an annual rated capacity of 27.4 million long tons of iron ore pellet production, representing 55% of total U.S. pellet production capacity. Based on our equity ownership in these mines, our share of the annual rated production capacity is currently 20.0 million long tons, representing 40% of total U.S. annual pellet capacity.
We produce various grades of iron ore pellets, including standard, fluxed and direct reduction grade, or DR-grade,for use in our customers’ operations as part of the steelmaking process. The variation in grades of iron ore pellets results from the specific chemical and metallurgical properties of the ores at each mine, the end user's steelmaking process and whether or not fluxstone is added in the process. Although the grade or grades of pellets currently delivered to each customer are based on that customer’s preferences, which depend in part on the characteristics of the customer’s steelmaking operation, in many cases our iron ore pellets can be used interchangeably. Standard pellets require less processing, are generally the least costly pellets to produce and are called “standard” because no ground fluxstone, such as limestone or dolomite, is added to the iron ore concentrate before turning the concentrate into pellets. In the case of fluxed pellets, fluxstone is added to the concentrate, which produces pellets that can perform at higher productivity levels in the customer’s specific blast furnace and will minimize the amount of fluxstone the customer may be required to add to the blast furnace. DR-grade pellets require processing to make an iron unit that contains higher iron and lower silica content than a standard pellet. Unlike standard or fluxed pellets, DR-grade pellets are fed into a direct reduced iron facility, which then are converted as the raw material for an electric arc furnace, or EAF, producer.
Each of our U.S. Iron Ore mines is located near the Great Lakes. The majority of our iron ore pellets are transported via railroads to loading ports for shipment via vessel to steelmakers in North America.

Our U.S. Iron Ore revenues primarily are derived from sales of iron ore pellets to the North American integrated steel industry, consisting primarily of three major customers. Generally, we have multi-year supply agreements with our customers. Sales volume under these agreements largely is dependent on customer requirements, and in certain cases, we are the sole supplier of iron ore to the customer. Historically, each agreement has contained a base price that is adjusted annually using one or more adjustment factors. Factors that could result in a price adjustment include spot iron ore pricing, measures of general industrial inflation and steel prices. In May 2016, we agreed to a new contract with ArcelorMittal USA LLC (as the parent company of Ispat Inland Inc., ArcelorMittal Cleveland Inc. and ArcelorMittal Indiana Harbor LLC, as well as many other subsidiaries), which we collectively refer to as ArcelorMittal, through 2026. This extended our average remaining duration of our U.S. Iron Ore contracts from three years to approximately seven years.
For the years ended December 31, 2016, 2015 and 2014, we sold 18.2 million, 17.3 million and 21.8 million long tons of iron ore pellets, respectively, from our share of the production from our U.S. Iron Ore mines. U.S. Iron Ore’s three largest customers accounted for approximately 87%, 93% and 86% of the segment’s sales for the years ended December 31, 2016, 2015 and 2014, respectively.
At the end of 2016, our U.S. Iron Ore mines had proven and probable mineral reserves totaling 2,251.6 million long tons, which equates to approximately 728.4 million saleable long tons. For the year ended December 31, 2016, our U.S. Iron Ore segment had revenues of approximately $1,554.5 million and Adjusted EBITDA of approximately $359.6 million.
Asia Pacific Iron Ore
Our Asia Pacific Iron Ore operations are located in Western Australia and consist solely of our wholly owned Koolyanobbing operation. Koolyanobbing is a collective term for the ore deposits at Koolyanobbing, Mount Jackson and Windarling. There are approximately 70 miles separating the three mining areas. Banded iron formations host the mineralization, which is predominately hematite and goethite. Each deposit is characterized with different chemical and physical attributes and, in order to achieve customer product quality, ore in varying quantities from each deposit must be blended together.
Crushing and blending are undertaken at Koolyanobbing, where the crushing and screening plant is located. Once the blended ore has been crushed and screened into a direct lump and fines shipping product, it is transported by rail approximately 360 miles south to the Port of Esperance, via Kalgoorlie, for shipment to our customers in Asia.
Asia Pacific Iron Ore’s production is under contract with steel companies primarily in China, Japan and South Korea. In March 2015, we extended the majority of our supply agreements with steel producers in China for two years. These contracts will currently expire in March 2017, but we anticipate that the majority of these contracts will be renewed for an additional 12 months. Our supply agreement with our client in South Korea was recently extended and will expire in December 2017. Our supply agreements with our customers in Japan currently expire in March 2017, but we anticipate these contracts also will be renewed for an additional 12 months. Pricing for our Asia Pacific Iron Ore Chinese customers consists of shorter-term pricing mechanisms of various durations up to three months based on the average of daily spot prices that are generally associated with the time of unloading of each shipment.  Pricing with our Japanese and South Korean customers is generally consistent with the inputs used with our Chinese customers, but the pricing inputs are fixed before shipment.
For years ended December 31, 2016, 2015 and 2014, we sold 11.6 million, 11.6 million and 11.5 million metric tons of iron ore, respectively, from our Western Australia mines. Asia Pacific Iron Ore’s five largest customers accounted for approximately 56%, 47% and 38% of the segment’s sales in the years ended December 31, 2016, 2015 and 2014, respectively. For the year ended December 31, 2016, our Asia Pacific Iron Ore segment had revenues of approximately $554.5 million and Adjusted EBITDA of approximately $132.9 million.
At the end of 2016, we had approximately 42.7 million metric tons of proven and probable reserves in our Asia Pacific Iron Ore business.

Our Strategy
Our key strategic initiatives include:
We are Focused on our Core U.S. Iron Ore Business
In 2014, we established a strategy centering the Company around our U.S. Iron Ore business. We are the market-leading iron ore producer in the U.S., supplying differentiated iron ore pellets under long-term contracts to the largest North American steel producers. We have the unique advantage of being a low cost producer of iron ore pellets in the U.S. market with significant transportation and logistics advantages to serve the U.S. steel market effectively. Pricing structures contained in and the long-term supply provided by our existing contracts, along with our low-cost operating profile, positions U.S. Iron Ore as a strong cash flow generator in most commodity pricing environments. Since instituting our core strategy of focusing on this business, we have achieved significant accomplishments including providing volume certainty by signing a new ten-year supply agreement with our largest customer; substantially reducing operating costs by making various operational improvements; and developing alternate iron unit strategies to provide opportunities to enter into the EAF end market.
Optimized, Divested or Shutdown All Non-Core Business Segments
Given the current and projected constructive iron ore pricing market, we are focused on optimizing the remaining ore reserve base of our Asia Pacific Iron Ore business. Asia Pacific Iron Ore is a well-recognized and reliable supplier to steelmakers in Asia. We will continue to operate Asia Pacific Iron Ore with very low total capital expenditures for the remaining life of the mine.
We commenced restructuring proceedings for our Eastern Canadian Iron Ore businesses under the CCAA in the first quarter of 2015. During the second quarter of 2015, the CCAA protection granted to the Bloom Lake Group was extended to include the Wabush Group to facilitate the reorganization of each of their businesses and operations. As of December 31, 2016, CCAA proceedings are still ongoing and the Monitor is evaluating all claims into the estate. Currently, there is uncertainty as to the amount of the distribution that will be made to the creditors of the estate, including, if any to Cliffs, and whether Cliffs could be held liable for claims that may be asserted by or on behalf of the Bloom Lake Group or the Wabush Group or by their respective representatives against non-debtor affiliates of the Bloom Lake Group and the Wabush Group.
On December 22, 2015, we closed the sale of our remaining North American Coal business, which included the Pinnacle mine in West Virginia and the Oak Grove mine in Alabama, to Seneca Coal Resources, LLC, which we refer to as Seneca. The sale marked our exit from the coal business and represents another very important step in the implementation of our U.S. Iron Ore pellet-centric strategy. Prior to this sale, it was determined by management as of March 31, 2015 that our North American Coal operating segment met the criteria to be classified as held for sale under ASC 205, Presentation of Financial Statements.
Maintaining Discipline on Costs and Capital Spending and Improving our Financial Flexibility
We believe our ability to execute our strategy is dependent on our improving financial position, balance sheet strength and financial flexibility, which will enable us to manage through the inherent cyclical demand for our products and volatility in commodity prices. We have developed a highly disciplined financial and capital expenditure plan with a focus on improving our cost profile and increasing long-term profitability. Our streamlined organization and support functions are well aligned to best serve our strategic direction. Our capital allocation plan is focused on strengthening our core U.S. Iron Ore operations to promote greater free cash flow generation.
As the implementation of our strategy has strengthened the business, we have put additional emphasis on the continued improvement of our balance sheet via continued reduction of long-term debt. Since the 2014 initiation of our transition strategy, we have reduced the principal of our long-term debt by 21% using various liability management strategies. Given the cyclical nature of our business, we feel that further reduction of our long-term debt will put us in an optimal position to manage through any commodity environment, and we continue to seek the best opportunities to accomplish this.

Competitive Strengths
Resilient U.S. Iron Ore Operations
Our U.S. Iron Ore segment is the core focus of our business strategy. The U.S. Iron Ore segment is the primary contributor to our consolidated results, generating 74% of consolidated revenue and $359.6 million of consolidated Adjusted EBITDA for the year ended December 31, 2016. U.S. Iron Ore produces differentiated iron ore pellets that are customized for use in customers’ blast furnaces as part of the steelmaking process. The grades of pellets currently delivered to each customer are based on that customer’s preferences, which depend in part on the characteristics of the customer’s blast furnace operation. We believe our long history of supplying customized pellets to the U.S. steel producers has resulted in a co-dependent relationship between us and our customers. This technical and operational co-dependency has enabled us to claim a substantial portion of the total U.S. iron ore market. Based on Cliffs’ equity ownership in its U.S. mines, Cliffs’ share of the annual rated production capacity is 20.0 million long tons, representing 40% of total U.S. annual pellet capacity. Long-lived assets with an average mine life of approximately 30 years provide the opportunity to maintain our significant market position well into the future.
We believe U.S. Iron Ore is uniquely positioned in the global iron ore market due to its reduced exposure to seaborne iron ore pricing. More than half of U.S. Iron Ore production is sold through long-term contracts that are structured with various formula-based pricing mechanisms that reference seaborne pricing, inflation factors and steel prices and mitigate the impact of any one factor's price volatility on our business.
In addition, we maintain lower costs compared to our competition as a result of our proximity to U.S. steelmaking operations. Our costs are lower as a result of inherent transportation advantages associated with our mine locations near the Great Lakes which allows for transportation via railroads and loading ports. U.S. Iron Ore mines also benefit from on-site pellet production and ore production facilities located a short distance from the mines.
Competitive Asia Pacific Iron Ore Operations
Although our annual production tonnage is substantially less than our competitors in the seaborne market, the Asia Pacific Iron Ore business maintains a competitive position with the major Australian iron ore producers. We produce a product mix of approximately 50% lump ore and 50% fines, which is a significantly higher lump mix than the major producers in Australia. This lump ore typically commands a premium in the seaborne market over iron ore fines.
Further, our Asia Pacific Iron Ore segment is a cost competitive producer and requires minimal ongoing sustaining capital expenditures to continue our operations. Going forward, we will continue to operate Asia Pacific Iron Ore with a clear bias toward cash optimization.
Experienced Management Team
We have a seasoned and experienced management team with extensive mining sector knowledge and the functional disciplines required to manage and grow our business. In August 2014, the Board of Directors appointed Lourenco Goncalves as Chairman, President and Chief Executive Officer of the Company. Mr. Goncalves joined Cliffs with over 30 years of experience in the metals and mining industries. Effective as of January 1, 2017, P. Kelly Tompkins now serves as Executive Vice President & Chief Operating Officer of the Company. Mr. Tompkins, previously served as the Executive Vice President and Chief Financial Officer of the Company and has over 30 years of executive management experience including financial, legal, commercial and business development experience. Effective as of January 1, 2017, Timothy K. Flanagan now serves as Executive Vice President, Chief Financial Officer & Treasurer of the Company. Mr. Flanagan has held several positions with the Company since April 2008, and previously served as Vice President, Corporate Controller & Chief Accounting Officer of the Company. Other experienced members of executive leadership include Terry Fedor, Executive Vice President - U.S. Iron Ore, James Graham, Executive Vice President - Chief Legal Officer and Secretary, Maurice Harapiak, Executive Vice President - Human Resources, Terrence Mee, Executive Vice President - Global Commercial, and Clifford Smith, Executive Vice President - Business Development.
Recent Developments
Concurrent Tender Offers
Concurrently with this offering, we are conducting tender offers, which we refer to as the tender offers, for up to a total aggregate purchase price of $250.0 million of the following series of our senior notes: 5.900% senior notes due March 2020, which we refer to as our 5.900% 2020 Notes; 4.80% senior notes due October 2020, which we refer to as our 4.80% 2020 Notes; and 4.875% senior notes due 2021, which we refer to as our 2021 Notes. We refer to the 5.900% 2020 Notes, the 4.80% 2020 Notes and the 2021 Notes, collectively, as our “tender notes.” The tender offers will expire at midnight, New York City time, at the end of March 9, 2017, or such later date and time to which we extend the tender offers, unless earlier terminated. We intend to use a portion of the net proceeds from this offering to repurchase any tender notes validly tendered, not validly withdrawn and accepted for purchase in the tender offers. This offering is not conditioned upon the successful consummation of any or all of the tender offers. The tender offers are conditioned upon the issuance and sale of the common shares offered hereby.
The tender offers are conditioned upon a number of customary conditions. We are permitted, among other things, to amend or terminate any or all of the tender offers in accordance with the terms of the Offer to Purchase dated February 9, 2017 and applicable law, including increasing the total aggregate purchase price, and there is no assurance that the tender offers will be consummated in accordance with their terms, or at all. This prospectus supplement is not an offer to purchase or a solicitation of an offer to sell the tender notes. The tender offers are being made only by and pursuant to, and on the terms and subject to the conditions set forth in, the Offer to Purchase dated February 9, 2017 and the related letter of transmittal.
Proposed Debt Refinancing
We currently have outstanding $540.0 million aggregate principal amount of 8.25% senior secured notes due 2020, which we refer to as our First Lien Notes, $218.5 million aggregate principal amount of 8.00% 1.5 lien senior secured notes due 2020, which we refer to as our 1.5 Lien Notes, and $430.1 million aggregate principal amount of 7.75% second lien senior secured notes due 2020, which we refer to as our Second Lien Notes. We refer to our First Lien Notes, our 1.5 Lien Notes and our Second Lien Notes, collectively, as our Secured Notes.
Consistent with our strategy to strengthen our balance sheet and debt profile by, among other things, extending outstanding debt maturities, in the near term, we intend to issue approximately $500.0 million aggregate principal amount of senior unsecured long-term debt with an expected tenure of approximately eight years, the net proceeds of which would be used, along with a portion of the net proceeds from this offering, to redeem all of our outstanding 1.5 Lien Notes and Second Lien Notes. We refer to the proposed senior unsecured long-term debt issuance as the "Proposed Debt Refinancing." We refer to this offering and the Proposed Debt Refinancing and the use of the net proceeds therefrom, including the repurchase of the tender notes in the tender offers and the redemption of our Secured Notes, collectively, as the "Refinancing Transactions." The timing, amount and other terms of the Proposed Debt Refinancing are subject to market and other conditions. There can be no assurance that we will be able to consummate the Proposed Debt Refinancing on commercially reasonable terms or at all. This offering is not conditioned on the Proposed Debt Refinancing or the consummation of the tender offers.
The securities that may be issued pursuant to the Proposed Debt Refinancing have not been and will not be registered under the Securities Act of 1933, as amended, or Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act.
Corporate Information
Our principal executive offices are located at 200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315. Our main telephone number is (216) 694-5700, and our website address is www.cliffsnaturalresources.com. The information contained on or accessible through our website is not part of this prospectus supplement, other than the documents that we file with the SEC that are incorporated by reference into this prospectus supplement.

The Offering

Issuer	Cliffs Natural Resources Inc.
Common shares offered by us	55,000,000 common shares (or 63,250,000 common shares if the underwriter exercises its option to purchase additional shares in full).
Common shares outstanding immediately after this offering	288,074,091 common shares (or 296,324,091 common shares if the underwriter exercises its option to purchase additional shares in full).
Use of proceeds
We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and estimated offering expenses that we must pay, will be approximately $574.8 million. If the underwriter exercises its option to purchase additional shares in full, we estimate that our net proceeds will be approximately $661.1 million.

We intend to use a portion of the net proceeds of this offering to fund the purchase of the tender notes in the tender offers as described under “Recent Developments—Concurrent Tender Offers,” including fees and expenses related to the tender offers.  We intend to use the remaining net proceeds for general corporate purposes, including the redemption of a portion of our Secured Notes.  See “Capitalization.”

Risk factors
Investing in our common shares involves substantial risk. For a discussion of risks relating to us, our business and an investment in our common shares, see the section titled “Risk Factors” on page S-11 of this prospectus supplement and in our Annual Report on Form 10-K and all other information set forth in and incorporated by reference into this prospectus supplement before investing in our common shares.

Exchange listing	Our common shares are traded on the New York Stock Exchange, or NYSE, under the symbol “CLF.”

Summary Historical Consolidated Financial Data
The table below sets forth our summary historical consolidated financial and other statistical data for the periods presented. We derived the summary historical consolidated financial data as of and for the years ended December 31, 2016, 2015 and 2014 from our audited consolidated financial statements. Summary historical consolidated financial and other statistical data should be read in conjunction with our consolidated financial statements, the related notes and other financial information incorporated by reference into this prospectus supplement. During the first quarter of 2015, we began reporting our former Eastern Canadian Iron Ore and North American Coal businesses as discontinued operations, as reflected in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this prospectus supplement. The summary historical consolidated financial data below reflects Eastern Canadian Iron Ore and North American Coal as discontinued operations.
The information presented below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes included in the reports incorporated by reference into this prospectus supplement.

	Year Ended December 31,
	2016(2)	2015(3)	2014(4)
Financial data (in millions, except per share and per ton amounts)(1)
Revenue from product sales and services	$2,109.0	$2,013.3	$3,373.2
Cost of goods sold and operating expenses	(1,719.7)	(1,776.8)	(2,487.5)
Other operating expense	(148.5)	(85.2)	(755.6)
Operating income	240.8	151.3	130.1
Income from continuing operations	219.2	143.7	56.4
Loss from discontinued operations, net of tax	(19.9)	(892.1)	(8,368.0)
Net income (loss)	199.3	(748.4)	(8,311.6)
Loss (income) attributable to noncontrolling interest	(25.2)	(0.9)	1,087.4
Net income (loss) attributable to Cliffs shareholders	174.1	(749.3)	(7,224.2)
Preferred stock dividends	—	(38.4)	(51.2)
Income (loss) attributable to Cliffs common shareholders	$174.1	$(787.7)	$(7,275.4)
Earnings (loss) per common share attributable to Cliffs common shareholders - basic
Continuing operations	$0.98	$0.63	$(0.14)
Discontinued operations	(0.10)	(5.77)	(47.38)
Earnings (loss) per common share attributable to Cliffs common shareholders - basic	$0.88	$(5.14)	$(47.52)
Earnings (loss) per common share attributable to Cliffs common shareholders - diluted
Continuing operations	$0.97	$0.63	$(0.14)
Discontinued operations	(0.10)	(5.76)	(47.38)
Earnings (loss) per common share attributable to Cliffs common shareholders - diluted	$0.87	$(5.13)	$(47.52)
Total assets	$1,923.9	$2,135.5	$3,147.2
Long-term debt obligations (including capital leases)	$2,213.5	$2,755.6	$2,911.5
Net cash provided by operating activities	$303.0	$37.9	$358.9
Net cash used in investing activities	$(57.9)	$(103.2)	$(103.6)
Net cash provided by (used in) financing activities	$(206.4)	$61.0	$(288.3)
Distributions to preferred shareholders cash dividends(5)
- Per depositary share	$—	$1.32	$1.76
- Total	$—	$38.40	$51.20
Distributions to common shareholders cash dividends(6)
- Per share	$—	$—	$0.60
- Total	$—	$—	$92.50

	Year Ended December 31,
	2016(2)	2015(3)	2014(4)
Financial data (in millions, except per share and per ton amounts)(1)
Repurchases of common shares	$—	$—	$—
Common shares outstanding - basic (millions)
- Average for year	197.7	153.2	153.1
- At year-end	233.1	153.6	153.2

Iron ore and coal production and sales statistics (long tons - U.S. Iron Ore; metric tons - Asia Pacific Iron Ore)
Production tonnage
- U.S. Iron Ore	23.4	26.1	29.7
- Asia Pacific Iron Ore	11.8	11.7	11.4
Production tonnage - (Cliffs’ share)
- U.S. Iron Ore	16.0	19.3	22.4
Sales tonnage
- U.S. Iron Ore	18.2	17.3	21.8
- Asia Pacific Iron Ore	11.6	11.6	11.5

Reconciliation of Net Income to EBITDA to Total Adjusted EBITDA
Net Income (Loss)	$199.3	$(748.4)	$(8,311.6)
Less:
Interest expense, net	(200.5)	(231.4)	(185.2)
Income tax benefit (expense)	12.2	(163.3)	1,302.0
Depreciation, depletion and amortization	(115.4)	(134.0)	(504.0)
Total EBITDA	$503.0	$(219.7)	$(8,924.4)
Less:
Impairment of goodwill and other long-lived assets	$—	$(3.3)	$(635.5)
Impact of discontinued operations	(19.9)	(892.0)	(9,332.5)
Gain on extinguishment/restructuring of debt	166.3	329.9	16.2
Severance and contractor termination costs	(0.1)	(10.2)	(23.3)
Foreign exchange remeasurement	(16.8)	16.3	29.0
Proxy contest and change in control in SG&A	—	—	(26.6)
Supplies inventory write-off	—	(16.3)	—
Total Adjusted EBITDA	$373.5	$292.9	$1,048.3
EBITDA:
U.S. Iron Ore	$342.4	$317.6	$805.6
Asia Pacific Iron Ore	128.3	35.3	(352.9)
Other(7)	32.3	(572.6)	(9,377.1)
Total EBITDA	$503.0	$(219.7)	$(8,924.4)
Adjusted EBITDA:
U.S. Iron Ore	$359.6	$352.1	$833.5
Asia Pacific Iron Ore	132.9	(32.7)	252.9
Other	(119.0)	(91.9)	(38.1)
Total Adjusted EBITDA	$373.5	$292.9	$1,048.3

Business Segment per Ton Information
U.S. Iron Ore (Per long ton)
Realized product revenue rate(8)	$75.71	$79.12	$102.36
Cash cost of goods sold and operating expense rate(9)	55.97	60.27	64.91
Depreciation, depletion and amortization	4.61	5.72	4.92
Total cost of goods sold and operating expense rate(8)	60.58	65.99	69.83
Sales margin	$15.13	$13.13	$32.53
Asia Pacific Iron Ore (Per metric ton)
Realized product revenue rate(8)	$45.85	$39.93	$74.56
Cash cost of goods sold and operating expense rate(9)	33.94	36.95	51.36
Depreciation, depletion and amortization	2.16	2.18	12.65
Total cost of goods sold and operating expense rate(8)	36.10	39.13	64.01
Sales margin	$9.75	$0.80	$10.55

(1) Management determined as of March 31, 2015, that our North American Coal operating segment met the criteria to be classified as held for sale under ASC 205, Presentation of Financial Statements. The North American Coal segment continued to meet the criteria throughout 2015 until we sold our North American Coal operations during the fourth quarter of 2015. As such, all current and historical North American Coal operating segment results are included in our financial statements and classified within discontinued operations. On January 27, 2015, we announced that the Bloom Lake Group commenced restructuring proceedings, which we refer to as the Bloom Filing, under the CCAA with the Québec Superior Court (Commercial Division) in Montreal, which we refer to as the Court. At that time, the Bloom Lake Group was no longer generating revenues and was not able to meet its obligations as they came due. The Bloom Filing addressed the Bloom Lake Group's immediate liquidity issues and permits the Bloom Lake Group to preserve and protect its assets for the benefit of all stakeholders while restructuring and sale options are explored. As part of the CCAA process, the Court approved the appointment of a monitor and certain other financial advisors. Additionally, on May 20, 2015, we announced that the Wabush Group commenced restructuring proceedings, which we refer to as the Wabush Filing, with the Court under the CCAA. As a result of this action, the CCAA protections granted to the Bloom Lake Group were extended to include the Wabush Group to facilitate the reorganization of each of their businesses and operations. The Wabush Group was no longer generating revenues and was not able to meet its obligations as they came due. The inclusion of the Wabush Group in the existing Bloom Filing facilitated a more comprehensive restructuring and sale process of both the Bloom Lake Group and the Wabush Group which collectively included mine, port and rail assets. As part of the Wabush Filing, the Court approved the appointment of a monitor and certain other financial advisors. The monitor of the Wabush Group is also the monitor of the Bloom Lake Group. Financial results prior to the respective deconsolidations of the Bloom Lake and Wabush Groups and subsequent expenses directly associated with the Canadian Entities are included in our financial statements and classified within discontinued operations.

(2) During 2016, we recorded a net gain of $166.3 million related to debt restructuring activities that occurred throughout the year including the issuance of $218.5 million aggregate principal of 1.5 Lien Senior Notes due 2020 in exchange for $512.2 of our existing senior notes, the issuance of an aggregate of 8.2 million shares in exchange for $56.9 million aggregate principal of our existing senior notes and a loss on the full redemption of our $283.6 million outstanding 2018 senior notes at a total redemption price of $301.0 million. We also issued 44.4 million common shares in an underwritten public offering. We received net proceeds of approximately $287.6 million at a public offering price of $6.75 per common share.

(3) On January 27, 2015, we announced that the Bloom Filing under the CCAA with the Court. Additionally, on May 20, 2015, we announced the Wabush Filing with the Court under the CCAA. As a result of this action, the CCAA protections granted to the Bloom Lake Group were extended to include the Wabush Group to facilitate the reorganization of each of their businesses and operations. Consistent with our strategy to extract maximum value from our current assets, on December 22, 2015, we sold our equity interests in all the remaining North American Coal operations to Seneca. The sale included the Pinnacle mine in West Virginia and the Oak Grove mine in Alabama. Additionally, Seneca may pay Cliffs an earn-out of up to $50 million contingent upon the terms of a revenue sharing agreement which extends through the year 2020. As noted above, all current and historical North American Coal operating segment results are included in our financial statement and classified within discontinued operations.

(4) During 2014, we recorded an impairment of goodwill and other long-lived assets of $73.5 million. The goodwill impairment charge of $73.5 million related to our Asia Pacific Iron Ore reporting unit. There were also other long-lived asset impairment charges of $562.0 million related to our continuing operations including the Asia Pacific Iron Ore operating segment and our Other reportable segments. The other long-lived asset impairment charges which related to our discontinued operations were $8,394.4 million related to our Wabush operation and Bloom Lake operation within our Eastern Canadian Iron Ore operating segment, and our Cliffs Logan County Coal LLC thermal operation, Oak Grove operation and Pinnacle operation within our North American Coal operating segment, along with impairments charged to reporting units within our Other reportable segments. The impairment charges were primarily a result of changes in life-of-mine cash flows due to declining pricing for both global iron ore and low-volatile metallurgical coal, which impacts our estimate of long-term pricing, along with changes in strategic focus including exploratory phases of possible divestiture of the operations as the new Chief Operating Decision Maker views Eastern Canadian Iron Ore, Asia Pacific Iron Ore, North American Coal and Ferroalloys as non-core assets. The Cliffs Logan County Coal LLC assets were sold in the fourth quarter of 2014 on December 31, 2014, resulting in a loss on sale of $419.6 million. As noted above, all current and historical North American Coal operating segment results are included in our financial statement and classified within discontinued operations.

(5) On February 11, 2014, May 13, 2014, September 8, 2014, and November 19, 2014, our Board of Directors declared a quarterly cash dividend of $17.50 per preferred share, which is equivalent to approximately $0.44 per depositary share. The cash dividends were paid on May 1, 2014, August 1, 2014, November 3, 2014, and February 2, 2015, to our preferred shareholders of record as of the close of business on April 15, 2014, July 15, 2014, October 15, 2014, and January 15, 2015, respectively. On March 27, 2015, July 1, 2015, and September 10, 2015, our Board of Directors declared the quarterly cash dividend of $17.50 per preferred share, which is equivalent to approximately $0.44 per depositary share. The cash dividend was paid on May 1, 2015, August 3, 2015, and November 2, 2015 to our shareholders of record as of the close of business on April 15, 2015, July 15, 2015, and October 15, 2015, respectively. On January 4, 2016, we announced that our Board of Directors determined the final quarterly dividend of our preferred shares would not be paid in cash, but instead, pursuant to the terms of the preferred shares, the conversion rate was increased such that holders of the preferred shares received additional common shares in lieu of the accrued dividend at the time of the mandatory conversion of the preferred shares on February 1, 2016. The number of our common shares in the aggregate issued in lieu of the dividend was 1.3 million. This resulted in an effective conversion rate of 0.9052 common shares, rather than 0.8621 common shares, per depositary share, each representing 1/40th of a preferred share. Upon conversion on February 1, 2016, an aggregate of 26.5 million common shares were issued, representing 25.2 million common shares issuable upon conversion and 1.3 million that were issued in lieu of a final cash dividend.

(6) In 2014, the dividend of $0.15 per share was paid on March 3, 2014, June 3, 2014, September 2, 2014 and December 1, 2014 to our common shareholders of record as of the close of business on February 21, 2014, May 23, 2014, August 15, 2014, and November 15, 2014, respectively. On January 26, 2015, we announced that our Board of Directors had decided to eliminate the quarterly dividend of $0.15 per share on our common shares. The decision was applicable to the first quarter of 2015 and all subsequent quarters.

(7) Including discontinued operations for each of the years ended December 31, 2016, 2015 and 2014.
(8) Excludes revenues and expenses related to domestic freight for the U.S. Iron Ore operations and freight associated with CFR based shipments for the Asia Pacific Iron Ore operations, which are offsetting and have no impact on sales margin. Revenues and expenses also exclude venture partner cost reimbursements for the U.S. Iron Ore business segment.

(9) We present cash cost of goods sold and operating expense rate per long/metric ton, which is a non-GAAP financial measure that management uses in evaluating operating performance. We believe our presentation of non-GAAP cash cost of goods sold and operating expenses is useful to investors because it excludes depreciation, depletion and amortization, which are non-cash, and freight and joint venture partners' cost reimbursements, which have no impact on sales margin, thus providing a more accurate view of the cash outflows related to the sale of iron ore. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. Below is a reconciliation in dollars of this non-GAAP financial measure to the most directly comparable GAAP financial measure in our consolidated financial statements for the years ended December 31, 2016, 2015 and 2014.

	(In Millions)
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2016			2015			2014
	U.S. Iron Ore	Asia Pacific Iron Ore	Total	U.S. Iron Ore	Asia Pacific Iron Ore	Total	U.S. Iron Ore	Asia Pacific Iron Ore	Other	Total
Cost of goods sold and operating expenses	$(1,278.8)	$(440.9)	$(1,719.7)	$(1,298.3)	$(478.5)	$(1,776.8)	$(1,796.1)	$(745.0)	$53.6	$(2,487.5)
Less:
Freight and reimbursements	(174.8)	(20.7)	(195.5)	(157.3)	(23.6)	(180.9)	(271.0)	(6.9)	—	(277.9)
Depreciation, depletion & amortization	(84.0)	(25.1)	(109.1)	(98.9)	(25.3)	(124.2)	(107.4)	(145.9)	—	(253.3)
Elimination with discontinued operations	—	—	—	—	—	—	—	—	(53.6)	53.6
Cash cost of goods sold and operating expenses	$(1,020.0)	$(395.1)	$(1,415.1)	$(1,042.1)	$(429.6)	$(1,471.7)	$(1,417.7)	$(592.2)	$—	$(2,009.9)

RISK FACTORS
An investment in our common shares involves risk. Prior to making a decision about investing in our common shares, you should carefully consider the following risk factors, as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference, all of which could affect our business, financial condition and results of operations. You should carefully consider each of the following risks and all of the other information contained or incorporated by reference into this prospectus supplement. Additional risks and uncertainties that are not yet identified may also materially harm our business, financial condition and results of operations.
Risks Related to this Offering and Ownership of Our Common Shares
We may not complete the Proposed Debt Refinancing on the contemplated terms or at all.
As described in this prospectus supplement under the heading “Summary—Recent Developments—Proposed Debt Refinancing,” we intend to, in the near term, subject to market and other conditions, issue approximately $500.0 million aggregate principal amount of senior unsecured long-term debt with an expected tenure of approximately eight years, the net proceeds of which would be used, along with a portion of the net proceeds from this offering, to redeem all of our outstanding 1.5 Lien Notes and Second Lien Notes. The timing, amount and other terms of the new senior unsecured debt issuance are subject to market and other conditions. There can be no assurance that we will be able to consummate the Proposed Debt Refinancing on commercially reasonable terms or at all. This offering is not conditioned on the Proposed Debt Refinancing or the consummation of the tender offers.
The price of our common shares may be volatile and you could lose all or part of your investment.
We have experienced volatility in the market price of our common shares. Volatility in the market price of our common shares may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common shares could fluctuate significantly for various reasons, which include:

•	our quarterly or annual earnings or those of other companies in our industry;

•	changes in laws or regulations, or new interpretations or applications of laws and regulations, that are applicable to our business;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	additions or departures of our senior management personnel;

•	sales of our common shares by our directors and executive officers;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	actions by shareholders;

•
the level and quality of research analyst coverage for our common shares, changes in financial estimates or investment recommendations by securities analysts following our business or failure to meet such estimates;

•	the financial disclosure we may provide to the public, any changes in such disclosure or our failure to meet such disclosure;

•	various market factors or perceived market factors, including rumors, whether or not correct, involving us or our competitors;

•	acquisitions or strategic alliances by us or our competitors;

•	short sales, hedging and other derivative transactions in our common shares;

•	the operating and stock price performance of other companies that investors may deem comparable to us; and

•
other events or factors, including changes in general conditions in the United States and global economies or financial markets (including those resulting from acts of God, war, incidents of terrorism or responses to such events).

In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The price of our common shares could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our share price.
In the past, following periods of market volatility in the price of a company’s securities, security holders have often instituted class action litigation. If the market value of our common shares experiences adverse fluctuations and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management’s attention could be diverted from the operation of our business, causing our business to suffer.
Future sales of our common shares in the public market could lower our share price, and the exercise of stock options and any additional capital raised by us through the sale of our common shares may dilute your ownership in us.
Sales of substantial amounts of our common shares in the public market by our existing shareholders in this offering, upon the exercise of outstanding stock options or stock options granted in the future or by persons who acquire shares in this offering may adversely affect the market price of our common shares. Such sales could also create public perception of difficulties or problems with our business. These sales might also make it more difficult for us to sell securities in the future at a time and price that we deem appropriate.
With limited exceptions as described under the caption “Underwriting,” the lock-up agreements with the underwriter of this offering will prohibit certain shareholders from selling, contracting to sell or otherwise disposing of any of our common shares or securities that are convertible or exchangeable for our common shares or entering into any arrangement that transfers the economic consequences of ownership of our common shares for at least 90 days from the date of this prospectus supplement, although the underwriter may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. The underwriter has advised us that it has no present intent or arrangement to release any shares subject to a lock-up and will consider the release of any lock-up on a case-by-case basis. Upon a request to release any shares subject to a lock-up, the underwriter would consider the particular circumstances surrounding the request including, but not limited to, the length of time before the lock-up expires, the number of shares requested to be released, reasons for the request, the possible impact on the market for our common shares and whether the holder of our shares requesting the release is an officer, director or other affiliate of ours. As a result of these lock-up agreements, notwithstanding earlier eligibility for sale under the provisions of Rule 144, none of these shares may be sold until at least 90 days after the date of this prospectus supplement.
As restrictions on resale expire or as shares are registered, our share price could drop significantly if the holders of these restricted or newly registered shares sell them or are perceived by the market as intending to sell them. These sales might also make it more difficult for us to sell securities in the future at a time and at a price that we deem appropriate.
U.S. federal income tax may be imposed on any gain recognized by a non-U.S. holder on a sale, exchange or other taxable disposition of our common shares if we are a “United States real property holding corporation.”
We believe we currently are likely a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes. Assuming we are a USRPHC, non-U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders” in this prospectus supplement) generally will be taxed on gain recognized on the sale, exchange or other taxable disposition of our common shares and/or a 15% withholding tax will apply to the gross proceeds from the sale, exchange or other taxable disposition of our common shares if, absent an applicable income tax treaty exemption, (i) our common shares cease to be regularly traded on an established securities market, or (ii) such non-U.S. holder held more than 5% of our common shares at any time during the relevant period (as described in “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders Gain on Sale, Exchange or Other Taxable Disposition of Common Shares” in this prospectus supplement).

If securities analysts or industry analysts downgrade our shares, publish negative research or reports, or do not publish reports about our business, our share price and trading volume could decline.
The trading market for our common shares is influenced by the research and reports that industry or securities analysts publish about us, our business and our industry. If one or more analysts adversely change their recommendation regarding our shares or our competitors’ stock, our share price would likely decline. If one or more analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.
Provisions in our corporate documents and Ohio law could have the effect of delaying, deferring or preventing a change in control of us, even if that change may be considered beneficial by some of our shareholders.
The existence of some provisions of our articles of incorporation and regulations and Ohio law could have the effect of delaying, deferring or preventing a change in control of us that a shareholder may consider favorable. These provisions include:

•	providing that our board of directors fixes the number of members of the board; and

•
authorizing the issuance of additional preferred shares, which could be issued by our board of directors to increase the number of outstanding securities of ours with voting rights and thwart a takeover attempt.

We believe these provisions protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal, and are not intended to make our company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some shareholders and could delay, defer or prevent an acquisition that our board of directors determines is not in the best interests of our company and our shareholders.
Rights of our future preferred shareholders may dilute the voting power or reduce the value of our common shares.
Our articles of incorporation authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred shares having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common shares respecting dividends and voting rights, as our board of directors generally may determine. The terms of one or more classes or series of preferred shares could dilute the voting power or reduce the value of our common shares. For example, we could grant holders of preferred shares the right to veto specified transactions on the happening of specified events. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred shares could affect the residual value of the common shares.
Our ability to raise capital in the future may be limited.
Our ability to raise capital in the future may be limited. Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to common shareholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common shares. If we issue additional equity securities, existing shareholders will experience dilution, and the new equity securities could have rights senior to those of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future securities offerings, diluting their interest and reducing the market price of our common shares.
Our board of directors and management have broad discretion over the use of our cash reserves and might not apply this cash in ways that increase the value of your investment.
We had $323.4 million of cash and cash equivalents as of December 31, 2016. We presently intend to use a portion of the net proceeds from this offering to fund the purchase of the tender notes in the tender offers as described under “Summary—Recent Developments—Concurrent Tender Offers,” including fees and expenses related to the tender offers. We intend to use the remaining net proceeds of this offering for general corporate purposes, including the redemption of a portion of our Secured Notes. Our board of directors and management have broad discretion to use our cash reserves, and you will be relying on their judgment regarding the application of this cash. Our board of directors and management might not apply the cash in ways that increase the value of your investment. Until we use the cash, we plan to invest it, and these investments may not yield a favorable rate of return. If we do not invest or apply the cash in ways that enhance shareholder value, we may fail to achieve expected financial results, which could cause our common share price to decline.
Our ability to use our net operating loss and credit carryforwards to offset future taxable income may be subject to certain limitations.
As of December 31, 2016, we had gross domestic (including state) and foreign net operating loss carryforwards, inclusive of discontinued operations, of $3.7 billion and $6.9 billion, respectively. The U.S. federal net operating losses will begin to expire in 2035, and the state net operating losses will begin to expire in 2019. The foreign net operating losses can be carried forward indefinitely. Additionally, there is a net operating loss carryforward, inclusive of discontinued operations, of $1.4 billion for alternative minimum tax. As of December 31, 2016, we had $251.2 million of gross deferred tax assets related to U.S. alternative minimum tax credits that can be carried forward indefinitely. As of December 31, 2016, we had foreign tax credit carryforwards of $5.8 million. The foreign tax credit carryforwards will begin to expire in 2020. Our ability to utilize our net operating loss and credit carryforwards is dependent upon our ability to generate taxable income in future periods.

Our ability to utilize U.S. net operating loss and credit carryforwards may be limited if we experience an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, which generally occurs if one or more shareholders or groups of shareholders who own at least 5% of our shares increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling period that begins on the later of three years prior to the testing date and the date of the last ownership change. Similar rules may apply under state tax laws. Although not free from doubt, this offering is not expected to, but future issuances or sales of our common shares (including certain transactions involving our common shares that are outside of our control) could, cause an “ownership change.” If an “ownership change” were to occur, Section 382 of the Code would impose an annual limit on the amount of pre-ownership change net operating loss carryforwards and other tax attributes we could use to reduce our taxable income, potentially increasing and accelerating our liability for income taxes, and also potentially causing tax attributes to expire unused. It is possible that such an ownership change could materially reduce our ability to use our net operating loss carryforwards or other tax attributes to offset taxable income, which could impact our profitability.

Our actual operating results may differ significantly from our guidance.

From time to time, we release guidance, including that set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Outlook” in our Annual Report on Form 10-K for the year ended December 31, 2016, regarding our future performance. This guidance, which consists of forward-looking statements, is prepared by our management and is qualified by, and subject to, the assumptions and the other information included in or incorporated by reference into this prospectus supplement and included in our Annual Report on Form 10-K for the year ended December 31, 2016, as well as the factors described under “Disclosure Regarding Forward-Looking Statements” in this prospectus supplement. Our guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our independent registered public accounting firm nor any other independent or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto.

Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. The principal reason that we release this data is to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by any such persons.

Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, our guidance is only an estimate of what management believes is realizable as of the date of release. Actual results will vary from the guidance. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in, or incorporated by reference into, this prospectus supplement could result in actual operating results being different than the guidance, and such differences may be adverse and material.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and estimated offering expenses that we must pay, will be approximately $574.8 million. If the underwriter exercises its option to purchase additional shares in full, we estimate that our net proceeds will be approximately $661.1 million.
We intend to use a portion of the net proceeds of this offering to fund the purchase of the tender notes in the tender offers as described under “Recent Developments—Concurrent Tender Offers,” including fees and expenses related to the tender offers.  We intend to use the remaining net proceeds for general corporate purposes, including the redemption of a portion of our Secured Notes.  See “Capitalization.”
Our 5.900% 2020 Notes bear interest at a rate of 5.900% per year and mature on March 15, 2020. Our 4.80% 2020 Notes bear interest at a rate of 4.80% per year and mature on October 1, 2020. Our 2021 Notes bear interest at a rate of 4.875% per year and mature on April 1, 2021. As of December 31, 2016, $225.6 million, $236.8 million and $309.4 million aggregate principal amount of our 5.900% 2020 Notes, 4.80% 2020 Notes and 2021 Notes, respectively, remained outstanding.
Our First Lien Notes bear interest at a rate of 8.25% per year and mature on March 31, 2020. Our 1.5 Lien Notes bear interest at a rate of 8.00% per year and mature on September 30, 2020. Our Second Lien Notes bear interest at a rate of 7.75% per year and mature on March 31, 2020. As of December 31, 2016, $540.0 million, $218.5 million and $430.1 million aggregate principal amount of our First Lien Notes, 1.5 Lien Notes and Second Lien Notes, respectively, remained outstanding.

PRICE RANGE OF COMMON STOCK
Our common shares are listed on the NYSE under the ticker symbol “CLF.” The following table sets forth, for the periods indicated, the high and low sales prices per common share as reported on the NYSE:

	2016		2015		2014
	High	Low	High	Low	High	Low
First Quarter	$3.75	$1.20	$9.39	$4.12	$26.63	$17.40
Second Quarter	5.83	2.77	6.87	4.27	21.25	13.60
Third Quarter	8.45	5.19	4.53	2.28	18.41	10.19
Fourth Quarter	10.90	4.91	3.73	1.42	11.70	5.63
Year	10.90	1.20	9.39	1.42	26.63	5.63
As of February 6, 2017, we had approximately 1,240 shareholders of record.

CAPITALIZATION
The following table sets forth Cliffs’ cash and cash equivalents and capitalization as of December 31, 2016:

•	On an actual basis reflecting our consolidated cash and cash equivalents and capitalization;

•	On an as adjusted basis reflecting our consolidated cash and cash equivalents and capitalization; and

•	To give effect to the Refinancing Transactions, including:

◦
the issuance of 55,000,000 common shares and the receipt of $574.8 million of net proceeds by us in this offering, after deducting underwriting discounts and estimated offering expenses that we must pay (assuming no exercise of the underwriter's option to purchase additional common shares);

◦
application of net proceeds from this offering as described under "Use of Proceeds," assuming that we repurchase $72.3 million aggregate principal amount of the 5.90% 2020 Notes, $75.9 million aggregate principal amount of the 4.80% 2020 Notes and $99.2 million aggregate principal amount of the 2021 Notes in the tender offers and applying the remaining net proceeds to the redemption of a portion of our Secured Notes; and

◦	completion of the Proposed Debt Refinancing and application of the net proceeds therefrom as described under "Summary—Recent Developments—Proposed Debt Refinancing."
The information below is illustrative only and could be adjusted based on the actual public offering price and other terms of this offering determined at pricing, as well as the timing and terms of the Proposed Debt Refinancing, if completed.
The information below assumes no exercise of the underwriter's option to purchase additional common shares. The information in this table should be read in conjunction with “Use of Proceeds,” included elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes incorporated by reference into this prospectus supplement, as well as "Risk Factors—Risks Related to this Offering and Ownership of Our Common Shares—We may not complete the Proposed Debt Refinancing on the contemplated terms or at all."

	As of December 31, 2016
	Actual	As Adjusted(2)
	(unaudited) (in millions)
Cash and cash equivalents	$323.4	$323.4
Long-term debt(1):
8.25% 2020 First Lien Notes	506.3	391.0
8.00% 2020 1.5 Lien Notes	284.2	—
7.75% 2020 Second Lien Notes	339.1	—
Proposed long-term debt	—	491.5
5.90% 2020 Senior Notes	224.5	152.6
4.80% 2020 Senior Notes	235.9	160.3
4.875% 2021 Senior Notes	308.2	209.4
6.25% 2040 Senior Notes	292.5	292.5
$550 Million ABL Facility	—	—
Fair value adjustment to interest rate hedge	1.9	1.9
Total debt	$2,192.6	$1,699.2
Less: Current portion	17.5	—
Long-term debt	$2,175.1	$1,699.2
Shareholders’ Deficit:
Common shares, par value $0.125 per share; 400,000,000 shares authorized; 233,074,091 shares issued and outstanding (actual); 288,074,091 shares issued and outstanding (as adjusted)	$29.8	$36.7
Preferred stock, no par value	—	—
Capital in excess of par value of shares	3,347.0	3,914.9
Retained deficit	(4,574.3)	(4,657.2)
Cost of common shares in treasury	(245.5)	(245.5)
Accumulated other comprehensive loss	(21.3)	(21.3)
Total shareholders’ deficit	$(1,464.3)	$(972.4)
Noncontrolling interest	133.8	133.8
Total shareholders’ deficit	$(1,330.5)	$(838.6)
Total capitalization	$844.6	$860.6

(1) The amounts shown for the notes are the book values, which are net of debt issuance costs, unamortized discounts and undiscounted interest.
(2)   The as adjusted column assumes (a) the repurchase in the tender offers of $72.3 million aggregate principal amount of the 5.900% 2020 Notes, $75.9 million aggregate principal amount of the 4.80% 2020 Notes and $99.2 million of the 2021 Notes with a portion of the net proceeds from this offering, but does not reflect the payment of accrued and unpaid interest on the tender notes, and (b) the redemption of all of our outstanding 1.5 Lien Notes and Second Lien Notes and $123.0 million aggregate principal amount of our First Lien Notes with the net proceeds from the Proposed Debt Refinancing and a portion of the net proceeds from this offering, but does not reflect the payment of accrued and unpaid interest on such redeemed Secured Notes.

DIVIDEND POLICY
For the foreseeable future, we intend to retain any earnings to finance the development of our business and do not anticipate paying any dividends on our common shares. Payment of dividends on our common shares will be made at the discretion of our board of directors and dependent upon then-existing conditions, including our operating results and financial condition, capital requirements, contractual restrictions, business prospects and other factors that our board of directors may deem relevant. There can be no assurance that we will pay a dividend in the future or continue to pay any dividend if we do commence the payment of dividends.
DESCRIPTION OF CAPITAL STOCK
Introduction
The following is a summary of the terms and provisions of our capital stock. The rights of our shareholders are governed by the Ohio Revised Code, our Third Amended Articles of Incorporation, which we refer to as our Articles of Incorporation, and our Regulations, which we refer to as our regulations. This summary is qualified by reference to our governing corporate instruments to which we have referred you and applicable provisions of Ohio law. To obtain a copy of our Articles of Incorporation and regulations, see “Where You Can Find More Information.”
Common Shares
We have authorized 400,000,000 common shares, par value $0.125 per share. The holders of our common shares are entitled to one vote for each share on all matters upon which shareholders have the right to vote and, upon proper notice, are entitled to cumulative voting rights in the election of directors. Our common shares do not have any preemptive rights, are not subject to redemption and do not have the benefit of any sinking fund. Holders of our common shares are entitled to receive such dividends as our directors from time to time may declare out of funds legally available therefore. Entitlement to dividends is subject to the preferences granted to other classes of securities we have or may have outstanding in the future. In the event of our liquidation, holders of our common shares are entitled to share in any of our assets remaining after satisfaction in full of our liabilities and satisfaction of such dividend and liquidation preferences as may be possessed by the holders of other classes of securities we have or may have outstanding in the future.
The transfer agent and registrar for our common shares is Wells Fargo Shareowner Services. Holders of our common shares can contact the transfer agent at 1110 CentrePoint Curve, Suite 101, Mendota Heights, MN 55120 or (651) 450-4064 (outside the United States, Canada and Puerto Rico).
Preferred Stock
We have authorized 3,000,000 shares of serial preferred stock, Class A, without par value, which we refer to as Class A Preferred Stock, and 4,000,000 shares of serial preferred stock, Class B, without par value, which we refer to as Class B Preferred Stock. Under our Articles of Incorporation, our board of directors can issue, without further shareholder action, up to 3,000,000 shares of Class A Preferred Stock and up to 4,000,000 shares of Class B Preferred Stock, which we refer to collectively as Preferred Stock, in each case, with such rights and restrictions as set forth as the express terms of the Class A Preferred Stock and the Class B Preferred Stock, respectively, in our Articles of Incorporation and with such additional provisions as our board of directors may determine, including dividend, redemption, sinking fund, liquidation and conversion (with respect to Class A Preferred Stock only) rights, and additional restrictions.
In some cases, the issuance of Preferred Stock could delay, defer or prevent a change in control and make it harder to remove present management, without further action by our shareholders. Under some circumstances, Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of our common shares if we liquidate or dissolve and could also restrict or limit dividend payments to holders of our common shares. In the event that we do not pay dividends or set apart funds therefor in the amount of six full quarterly dividends, whether or not consecutive and whether or not earned or declared, with respect to any outstanding series of Class A Preferred Stock, the holders of shares of all series of Class A Preferred Stock have the right to elect two directors to our board, in addition to the directors elected at the previous annual shareholders meeting. Such directors will serve annual terms, expiring at the earliest of the next succeeding annual meeting of shareholders or whenever the rights of the holders of the Class A Preferred Stock become unvested as a result of satisfaction of the dividend rights to which they are entitled. The holders of Class B Preferred Stock have the same, but distinct, special voting rights.

Class A Preferred Stock
Dividends
The holders of Class A Preferred Stock of each series, in preference to the holders of common shares and of any other class of shares ranking junior to the Class A Preferred Stock, shall be entitled to receive out of any funds legally available therefor and when and as declared by our board of directors, dividends in cash at the rate for such series fixed in accordance with the provisions of our Articles of Incorporation, payable on the dividend payment dates fixed for such series. Accumulations of dividends, if any, shall not bear interest.
Redemption
Subject to the express terms of each series of Class A Preferred Stock and to the provisions of our Articles of Incorporation, we (i) may, from time to time, redeem all or any part of the Class A Preferred Stock of any series at the time outstanding at the option of our board of directors at the applicable redemption price for such series fixed in accordance with the provisions of our Articles of Incorporation, and (ii) shall, from time to time, make such redemptions of the Class A Preferred Stock of any series as may be required to fulfill the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price, fixed in accordance with the provisions of our Articles of Incorporation, together in each case with (A) all then accrued and unpaid dividends upon such shares for all dividend payment dates on or prior to the redemption date and (B) if the redemption date is not a dividend payment date for such series, a proportionate dividend, based on the number of elapsed days, for the period from the day after the most recent such dividend payment date through the redemption date.
Liquidation
The holders of Class A Preferred Stock of any series, shall, in case of our voluntary or involuntary liquidation, our dissolution or the winding up of our affairs, be entitled to receive in full, out of our assets, including our capital, before any amount shall be paid or distributed among the holders of the common shares or any other shares ranking junior to the Class A Preferred Stock, the amounts fixed with respect to shares of such series in accordance with our Articles of Incorporation.
Voting
The holders of Class A Preferred Stock shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders; and, except as otherwise provided in our Articles of Incorporation or required by law, the holders of Class A Preferred Stock and the holders of common shares shall vote together as one class on all matters presented to the shareholders. If we default in the payment of dividends on any series of Class A Preferred Stock outstanding, in an amount equal to six full quarterly dividends on any such series, whether or not consecutive and whether or not declared, the holders of Class A Preferred Stock will have the right to elect two directors to our board of directors. Such directors will remain until all accrued and unpaid dividends on all series of Class A Preferred Stock then outstanding have been paid or, in the case of non-cumulative dividends, until full dividends on all series of Class A Preferred Stock then outstanding have been paid for one year.
Except as provided in our Articles of Incorporation, the affirmative vote of the holders of at least 2/3 of the Class A Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•	any amendment, alteration or repeal of our Articles of Incorporation or the Regulations that adversely affects the preferences or voting or other rights of the holders of Class A Preferred Stock;

•	the authorization, creation or increase in the authorized amount of any shares of any class or any security convertible into any class, in either case, ranking prior to the Class A Preferred Stock; or

•
the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Class A Preferred Stock then outstanding except in accordance with a stock purchase offer made to all holders of record of Class A Preferred Stock, unless all dividends on all Class A Preferred Stock then outstanding for all previous dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

The affirmative vote of the holders of at least a majority of the shares of Class A Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•
our consolidation or merger with or into any other corporation to the extent any such consolidation or merger shall be required, pursuant to any applicable statute, to be approved by the holders of the shares of Class A Preferred Stock voting separately as a class; or

•	the authorization of any shares ranking on a parity with the Class A Preferred Stock or an increase in the authorized number of shares of Class A Preferred Stock.
Conversion
The Board may create one or more series of Class A Preferred Stock that may be convertible into common shares, upon the terms as our board of directors may fix, as provided by our Articles of Incorporation.
Class B Preferred Stock
Dividends
The holders of Class B Preferred Stock of each series, in preference to the holders of common shares and of any other class of shares ranking junior to the Class B Preferred Stock, shall be entitled to receive out of any funds legally available therefor and when and as declared by the board of directors dividends in cash at the rate for such series fixed in accordance with the provisions of our Articles of Incorporation, payable on the dividend payment dates fixed for such series. Accumulations of dividends, if any, shall not bear interest.
Redemption
Subject to the express terms of each series of Class B Preferred Stock and to the provisions of our Articles of Incorporation, we (i) may, from time to time, redeem all or any part of the Class B Preferred Stock of any series at the time outstanding at the option of the board of directors at the applicable redemption price for such series fixed in accordance with the provisions of our Articles of Incorporation, and (ii) shall, from time to time, make such redemptions of the Class B Preferred Stock of any series as may be required to fulfill the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price, fixed in accordance with the provisions of our Articles of Incorporation, together in each case with (A) all then accrued and unpaid dividends upon such shares for all dividend payment dates on or prior to the redemption date and (B) if the redemption date is not a dividend payment date for such series, a proportionate dividend, based on the number of elapsed days, for the period from the day after the most recent such dividend payment date through the redemption date.
Liquidation
The holders of Class B Preferred Stock of any series, shall, in case of our voluntary or involuntary liquidation, our dissolution or the winding up of our affairs, be entitled to receive in full out of our assets, including our capital, before any amount shall be paid or distributed among the holders of the common shares or any other shares ranking junior to the Class B Preferred Stock, the amounts fixed with respect to shares of such series in accordance with our Articles of Incorporation.
Voting
Except as provided in our Articles of Incorporation, or as required by law, the holders of Class B Preferred Stock shall not be entitled to vote. If we default in the payment of dividends on any series of Class B Preferred Stock outstanding, in an amount equal to six full quarterly dividends on any such series, whether or not consecutive and whether or not declared, the holders of Class B Preferred Stock will have the right to elect two directors to our board of directors. Such directors will remain until all accrued and unpaid dividends on all series of Class B Preferred Stock then outstanding have been paid or, in the case of non-cumulative dividends, until full dividends on all series of Class B Preferred Stock then outstanding have been paid for one year.
Except as provided in our Articles of Incorporation, the affirmative vote of the holders of at least 2/3 of the Class B Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•	any amendment, alteration or repeal of our Articles of Incorporation or the Regulations that adversely affects the preferences or voting or other rights of the holders of Class B Preferred Stock;

•	the authorization, creation or increase in the authorized amount of any shares of any class or any security convertible into any class, in either case, ranking prior to the Class B Preferred Stock; or

•
the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Class B Preferred Stock then outstanding except in accordance with a stock purchase offer made to all holders of record of Class B Preferred Stock, unless all dividends on all Class B Preferred Stock then outstanding for all previous dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

The affirmative vote of the holders of at least a majority of the shares of Class B Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•
our consolidation or merger with or into any other corporation to the extent any such consolidation or merger shall be required, pursuant to any applicable statute, to be approved by the holders of the shares of Class A Preferred Stock voting separately as a class; or

•	the authorization of any shares ranking on a parity with the Class B Preferred Stock or an increase in the authorized number of shares of Class B Preferred Stock.
Conversion
Class B Preferred Stock may not be convertible into common shares or into shares of any other class or series of ours.
Ohio Control Share Acquisition Statute
The Ohio Control Share Acquisition Statute requires the prior authorization of the shareholders of certain corporations in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of 20% or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power. In the event an acquiring person proposes to make such an acquisition, the person is required to deliver to the corporation a statement disclosing, among other things, the number of shares owned, directly or indirectly, by the person, the range of voting power that may result from the proposed acquisition and the identity of the acquiring person. Within 10 days after receipt of this statement, the corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares.” Interested shares include any shares held by the acquiring person and those held by officers and directors of the corporation as well as by certain others, including many holders commonly characterized as arbitrageurs. The Ohio Control Share Acquisition Statute does not apply to a corporation if its articles of incorporation or code of regulations state that the statute does not apply to a corporation. Neither our Second Amended Articles of Incorporation nor our regulations contain a provision opting out of this statute.
Ohio Interested Shareholder Statute
Chapter 1704 of the Ohio Revised Code prohibits certain corporations from engaging in a “chapter 1704 transaction” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, among other things:

•	the articles of incorporation expressly provide that the corporation is not subject to the statute (we have not made this election); or

•	the board of directors of the corporation approves the chapter 1704 transaction or the acquisition of the shares before the date the shares were acquired.
After the three-year moratorium period, the corporation may not consummate a chapter 1704 transaction unless, among other things, it is approved by the affirmative vote of the holders of at least two-thirds of the voting power in the election of directors and the holders of a majority of the voting shares, excluding all shares beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or the shareholders receive certain minimum consideration for their shares. A chapter 1704 transaction includes certain mergers, sales of assets, consolidations, combinations and majority share acquisitions involving an interested shareholder. An interested shareholder is defined to include, with limited exceptions, any person who, together with affiliates and associates, is the beneficial owner of a sufficient number of shares of the corporation to entitle the person, directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power in the election of directors after taking into account all of the person’s beneficially owned shares that are not then outstanding.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a general discussion of the U.S. federal income tax considerations related to the acquisition, ownership, and disposition of our common shares by a non-U.S. holder, as defined below, that acquires our common shares pursuant to this offering. This discussion is based on the current provisions of the Code, applicable Treasury Regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service, or the IRS, all as in effect on the date of this prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect, which may result in tax consequences different from those discussed below. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax considerations discussed herein, and there can be no assurance that the IRS will not take a position contrary to those discussed below or that any position taken by the IRS will not be sustained.
This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances. In addition, this discussion does not address (i) U.S. federal non-income tax laws, such as the gift or estate tax laws, (ii) state, local or non-U.S. tax considerations, (iii) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, controlled foreign corporations, passive foreign investment companies, regulated investment companies, real estate investment trusts, broker-dealers, grantor trusts, personal holding companies, taxpayers who have elected mark-to-market accounting, tax-exempt entities, pension plans, entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities or an investor in such entities or arrangements, or U.S. expatriates or former long-term residents of the United States, (iv) the special tax rules that may apply to an investor that acquires, holds, or disposes of our common shares as part of a straddle, hedge, constructive sale, conversion or other integrated transaction, or (v) the effect, if any, of the alternative minimum tax or Medicare contribution tax imposed on net investment income. This discussion assumes that a non-U.S. holder will hold our common shares issued pursuant to this offering as a capital asset within the meaning of Section 1221 of the Code.
As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common shares that is neither a “United States person” (within the meaning of the Code) nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).
The tax treatment of an entity or arrangement treated as a partnership for U.S. federal income tax purposes and each partner thereof will generally depend upon the status and activities of the partnership and such partner. An investor that is treated as a partnership for U.S. federal income tax purposes or a partner in such partnership should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to the partnership’s acquisition, ownership and disposition of our common shares.
EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSIDERATIONS RELATED TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS, AND ANY APPLICABLE TAX TREATY.
Distributions on Common Shares
As discussed under “Dividend Policy,” we do not anticipate paying dividends. If we pay cash or distribute property to non-U.S. holders of our common shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in our common shares. Any remaining excess will be treated as gain from the sale or exchange of the common shares and will be treated as described under “-Gain on Sale, Exchange or Other Taxable Disposition of Common Shares” below.
Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of a reduced withholding rate under an applicable income tax treaty generally will be required to submit a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form), as applicable, and certify under penalties of perjury that such non-U.S. holder is not a United States person and is eligible for the benefits of the applicable tax treaty. These forms may need to be periodically updated. If a non-U.S. holder holds our common shares through a financial institution or other intermediary, such non-U.S. holder generally will be required to provide the appropriate documentation to the financial institution or other intermediary.
Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), generally are exempt from U.S. federal withholding tax. In order to obtain this exemption, a non-U.S. holder must provide a properly completed IRS Form W-8ECI (or appropriate successor form) certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are subject to U.S. federal income tax on a net-income basis at the regular graduated U.S. federal income tax rates generally applicable to a United States person. Dividends received by a corporate non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) may be subject to an additional branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).
Gain on Sale, Exchange or Other Taxable Disposition of Common Shares
Subject to the discussion below regarding backup withholding and the Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act and Treasury Regulations promulgated thereunder, commonly referred to as “FATCA,” any gain recognized by a non-U.S. holder on a sale, exchange or other taxable disposition of our common shares generally will not be subject to U.S. federal income or withholding tax unless:

•
the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States),

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or

•
we are or have been at any time during the shorter of the five-year period ending on the date of disposition and the period that the non-U.S. holder held the common shares a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes, the non-U.S. holder is not eligible for an exemption under an applicable income tax treaty and either (i) our common shares cease to be regularly traded on an established securities market or (ii) such non‑U.S. holder held more than 5% of our common shares at any time during the relevant period (as described below).

Gain that is described in the first bullet point above generally will be subject to U.S. federal income tax at the regular graduated U.S. federal income tax rates generally applicable to a United States person. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty).
A non-U.S. holder described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the sale, exchange or other taxable disposition, which may be offset by certain U.S.-source capital losses of the non-U.S. holder.
With respect to the third bullet point above, a U.S. corporation generally is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe we currently are likely a USRPHC. Assuming we are a USRPHC, subject to the next sentence, a non-U.S. holder generally will be taxed on gain recognized on the sale, exchange or other taxable disposition of our common shares in the same manner as if such non-U.S. holder were a United States person (subject to an applicable income tax treaty providing otherwise) and/or a 15% withholding tax will apply to the gross proceeds from the sale, exchange or other taxable disposition of our common shares. However, if and so long as our common shares continue to be “regularly traded on an established securities market,” as defined by applicable Treasury Regulations, a non-U.S. holder generally will not be subject to U.S. federal income tax with respect to such gain as a result of us being or having been a USRPHC if such non-
U.S. holder held, directly or constructively (by application of certain attribution rules), at all times during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period for the common shares, 5% or less of our common shares. Our common shares are currently listed on the NYSE and we believe that, for as long as our common shares continue to be so listed, our common shares will be treated as “regularly traded on an established securities market.”
Non-U.S. holders are urged to consult their own tax advisors regarding the potential applicability of these rules as well as any income tax treaty in their particular circumstances.
Information Reporting and Backup Withholding
The amount of dividends paid to a non-U.S. holder on our common shares and the tax, if any, withheld with respect to those dividends generally must be reported annually to the IRS and to such non-U.S. holder of our common shares. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of our common shares to or through the U.S. office (and in certain cases, the foreign office) of a broker, unless the non-U.S. holder establishes that it is not a United States person.
Under some circumstances, Treasury Regulations require backup withholding currently at a rate of 28%, on reportable payments with respect to our common shares. A non-U.S. holder generally may eliminate the requirement for U.S. federal backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form) or by otherwise establishing an exemption. Notwithstanding the foregoing, U.S. federal backup withholding may apply if the payor has actual knowledge, or reason to know, that the non-U.S. holder is a United States person. Backup withholding is not an additional tax. Rather, the amount of any U.S. federal backup withholding generally will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such non-U.S. holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.
FATCA Withholding
FATCA will impose a U.S. federal withholding tax of 30% on certain types of payments, including U.S.-source dividends and gross proceeds from the sale or other disposition of securities that can produce U.S.-source dividends made to (i) “foreign financial institutions,” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, or are otherwise eligible for an exemption, and (ii) certain non-financial foreign entities, unless they certify certain information regarding their direct and indirect U.S. owners, or are otherwise eligible for an exemption. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. The withholding obligations described above generally will apply to payments of U.S.-source dividends made with respect to our common shares, and to payments of gross proceeds from a sale or other disposition of our common shares occurring on or after January 1, 2019. Non-U.S. holders are urged to consult their own tax advisors regarding FATCA and the application of these requirements to your investment in our common shares.
We will not pay any additional amounts to non-U.S. holders with respect to any amounts withheld, including pursuant to FATCA.

UNDERWRITING
Goldman, Sachs & Co. is acting as the sole underwriter in this offering. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriter, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us 55,000,000 common shares.
Subject to the terms and conditions set forth in the underwriting agreement, the underwriter is obligated to purchase all of the common shares sold under the underwriting agreement if any of these common shares are purchased.
We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make in respect of those liabilities.
The underwriter is offering the common shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the common shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of an officer’s certificate and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The underwriter proposes initially to offer the common shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.1434 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.
The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriter of its option to purchase additional common shares.

	Per Common Share	Without Option	With Option
Public Offering Price	$10.7500	$591,250,000	$679,937,500
Underwriting discount	$0.2868	$15,774,000	$18,140,100
Proceeds, before expenses, to us	$10.4632	$575,476,000	$661,797,400
The expenses of this offering, not including the underwriting discount, are estimated at $700,000 and are payable by us.
Option to Purchase Additional Common Shares
We have granted an option to the underwriter, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 8,250,000 additional common shares at the public offering price, less the underwriting discount.
No Sales of Similar Securities
We, our executive officers and directors have agreed, subject to certain customary exceptions, not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with common shares, for 90 days after the date of this prospectus supplement without first obtaining the written consent of Goldman, Sachs & Co. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common shares,

•	sell any option or contract to purchase any common shares,

•	purchase any option or contract to sell any common shares,

•	grant any option, right or warrant for the sale of any common shares,

•	lend or otherwise dispose of or transfer any common shares,

•	request or demand that we file a registration statement related to the common shares, or

•
enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.
NYSE Listing
The common shares are listed on the NYSE under the symbol “CLF.”
Price Stabilization, Short Positions
Until the distribution of the common shares is completed, SEC rules may limit the underwriter and selling group members from bidding for and purchasing our common shares. However, the underwriter may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.
In connection with the offering, the underwriter may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of common shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter's option to purchase additional shares described above. The underwriter may close out any covered short position by either exercising their option to purchase additional common shares or purchasing shares in the open market. In determining the source of common shares to close out the covered short position, the underwriter will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriter in the open market prior to the completion of this offering.
Similar to other purchase transactions, the underwriter's purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriter may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.
Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
In connection with the offering, the underwriter or securities dealers may distribute prospectuses by electronic means, such as e-mail.
Other Relationships
The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Notice to Prospective Investors in Canada
This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the common shares. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the common shares and any representation to the contrary is an offence.
Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement that the Company and the underwriter provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between the Company and the underwriter as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.
Resale Restrictions
The offer and sale of the common shares in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepares and files a prospectus under applicable Canadian securities laws. Any resale of the common shares acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the common shares outside of Canada.
Representations of Purchasers
Each Canadian investor who purchases the common shares will be deemed to have represented to the Company, the underwriter and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Taxation and Eligibility for Investment
Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the common shares and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the common shares or with respect to the eligibility of the common shares for investment by such investor under relevant Canadian federal and provincial legislation and regulations.
Rights of Action for Damages or Rescission
Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum, including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defences under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Information for Canadian Investors with Respect to National Instrument 43-101 Standards of Disclosure for Mineral Projects
Canadian investors are advised that the data contained within this document and the documents incorporated by reference herein, as applicable, relating to mineral reserves of the Company is based on information prepared by the Company at the direction of Michael Young, Director of Technical Services with the Company, who is a member of The Society for Mining, Metallurgy and Exploration, Inc. (“SME”) and a “Qualified Person” as that term is defined in National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”). The estimates of mineral reserves contained within this document and the documents incorporated by reference herein, as applicable, have been prepared in accordance with the requirements of SEC Industry Guide 7¯The Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations (“SEC Industry Guide 7”) and do not constitute a “technical report” prepared in accordance with NI 43-101. Canadian investors are advised that while the reserve classifications applied to assets under SEC Industry Guide 7 and under the CIM Definition Standards on Mineral Resources and Mineral Reserves (the standards adopted in NI 43-101) (the “CIM Definition Standards”) are substantially the same, they are subject to certain material exceptions.
Canadian investors are advised that, in respect of mineral reserve estimates, the full process required to reconcile the mineral reserve estimate information contained within this document and the documents incorporated by reference herein, as applicable, and presented in accordance with SEC Industry Guide 7, to the CIM Definition Standards has not been undertaken. Canadian investors are advised that no technical report, as defined under NI 43-101, will be provided to Canadian investors in connection with the offer and/or the investor’s acquisition of the common shares. Canadian investors are also advised to consult with their own legal advisers and other experts, including “Qualified Persons,” concerning disclosure standards under NI 43-101 and the material differences between SEC Industry Guide 7 and the standards adopted in NI 43- 101 prior to investing in the common shares.
Language of Documents
Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.
European Economic Area
In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of common shares which are the subject of the offering has been, or will be made to the public in that Relevant Member State, prior to the publication of a prospectus in relation to the common shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, other than, with effect from and including the Relevant Implementation Date, under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter for any such offer; or

(c)	in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3(2) of the Prospectus Directive, provided that no such offer of common shares referred to in (a) to (c) above shall result in a requirement for the Company or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Relevant Member State to whom any offer of common shares is made or who receives any communication in respect of an offer of common shares, or who initially acquires any common shares will be deemed to have represented, warranted, acknowledged and agreed to and with each Representative and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any common shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the common shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriter has been given to the offer or resale; or where common shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those common shares to it is not treated under the Prospectus Directive as having been made to such persons.
The Company, the underwriter and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.
This prospectus supplement has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of common shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriter have authorized, nor do they authorize, the making of any offer of common shares in circumstances in which an obligation arises for the Company or the underwriter to publish a prospectus for such offer.
For the purposes of this provision, the expression an “offer of common shares to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe for the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
Notice to Prospective Investors in the United Kingdom
In addition, in the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) who are high net worth bodies corporate (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order, and/or (iii) who are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons. Any person other than a relevant person may not use or rely on this prospectus supplement or any information therein. The individuals responsible for the distribution of this prospectus supplement must comply with the legal terms applicable to the distribution of this prospectus supplement.
Notice to Prospective Investors in Switzerland
The common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the common shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company, the common shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of common shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CASE. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of common shares.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The common shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares offered should conduct their own due diligence on the common shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the common shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common shares without disclosure to investors under Chapter 6D of the Corporations Act.
The common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer for sale is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors should consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Hong Kong
The common shares have not been offered or sold and may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong. No document, invitation or advertisement relating to the common shares has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This prospectus supplement has not been reviewed or approved by any regulatory authorities, including the Securities and Future Commissions and the Companies Registry of Hong Kong and neither had it been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed in Hong Kong, and the common shares may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the common shares described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered any common shares in circumstances that contravene any such restrictions
Notice to Prospective Investors in Japan
This offering of common shares has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, the common shares will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in Section 275(2) of the SFA, pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the common shares are subscribed or purchased pursuant to an offer made in reliance on Section 275 of the SFA by a relevant person which is:

(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common shares pursuant to an offer made under Section 275 of the SFA except:

(c)
to an institutional investor pursuant to Section 274 of the SFA or to a relevant person pursuant to Section 275(1) of the SFA, or to any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA;

(d)	where no consideration is or will be given for the transfer;

(e)	where the transfer is by operation of law;

(f)	as specified in Section 276(7) of the SFA; or

(g)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS
Jones Day will pass upon the validity of our common shares offered by this prospectus supplement. Certain legal matters in connection with this offering will be passed upon for the underwriter by Davis Polk & Wardell LLP.
EXPERTS
The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Cliffs Natural Resources Inc. and subsidiaries internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Prospectus
Cliffs Natural Resources Inc.
Common Shares
Preferred Stock
Depositary Shares
Warrants
Subscription Rights
Debt Securities
Units
We may offer and sell from time to time our common shares, preferred stock, depositary shares, warrants, subscription rights and debt securities, as well as units that include any of these securities.
We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.
We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.
Investing in any of our securities involves risk. Please read carefully the section entitled “Risk Factors” on page 7 of this prospectus and the information included and incorporated by reference in this prospectus.
________________________
Our common shares are listed on the New York Stock Exchange under the symbol “CLF.” If we decide to seek a listing of any securities offered by this prospectus, we will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any, in one or more supplements to this prospectus.
________________________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
________________________
The date of this prospectus is February 9, 2017.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell the securities described in this prospectus in one or more offerings at prices and on other terms to be determined at the time of offering.
This prospectus provides you with a general description of the securities we may offer. Each time we sell such securities, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”
We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
References in this prospectus to the terms “we,” “us,” “our” or “Cliffs” or other similar terms mean Cliffs Natural Resources Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room.
We make available, free of charge, on our website at www.cliffsnaturalresources.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of securities described in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2016; and

•	the description of our common shares contained in the Current Report on Form 8-K/A filed on May 21, 2008, including any subsequently filed amendments and reports updating such description.
We do not and will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports. You may obtain copies of these filings without charge by accessing the investor relations section of www.cliffsnaturalresources.com or by requesting the filings in writing or by telephone at the following address and telephone number.
Cliffs Natural Resources Inc.
Investor Relations
200 Public Square
Suite 3300
Cleveland, Ohio 44114
Telephone Number: (216) 694-5700

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the documents incorporated by reference, contains, and any prospectus supplement may contain, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. These statements speak only as of the date of this prospectus or the date of the document incorporated by reference, as applicable, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this prospectus, including the documents incorporated by reference, and relate to, among other things, our intent, belief or current expectations of our directors or our officers with respect to: our future financial condition; results of operations or prospects; estimates of our economic iron ore reserves; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation:

•
uncertainty and weaknesses in global economic conditions, including downward pressure on prices caused by oversupply or imported products, the impact of any reduced barriers to trade, the outcomes of recently filed and forthcoming trade cases, reduced market demand and any change to the economic growth rate in China;

•
continued volatility of iron ore and steel prices and other trends, including the supply approach of the major iron ore producers, affecting our financial condition, results of operations or future prospects, specifically the impact of price-adjustment factors on our sales contracts;

•	our level of indebtedness could limit cash flow available to fund working capital, capital expenditures, acquisitions and other general corporate purposes or ongoing needs of our business;

•	availability of capital and our ability to maintain adequate liquidity;

•	our ability to successfully conclude the Companies' Creditors Arrangement Act (Canada), or CCAA, process in a manner that minimizes cash outflows and associated liabilities;

•	the impact of our customers reducing their steel production due to increased market share of steel produced using other methods or lighter-weight steel alternatives;

•	uncertainty relating to restructurings in the steel industry and/or affecting the steel industry;

•	the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration;

•	the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all;

•	problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry;

•	our ability to reach agreement with our customers regarding any modifications to sales contract provisions, renewals or new arrangements;

•	our actual levels of capital spending;

•	our ability to successfully diversify our product mix and add new customers beyond our traditional blast furnace clientele;

•	our actual economic iron ore reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve;

•	our ability to cost-effectively achieve planned production rates or levels;

•	our ability to successfully identify and consummate any strategic investments or development projects;

•	changes in sales volume or mix;

•	events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges;

•	our ability to maintain appropriate relations with unions and employees;

•
impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes;

•	uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events;

•	adverse changes in currency values, currency exchange rates, interest rates and tax laws;

•	risks related to international operations;

•	the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; and

•	other risks described in our reports filed with the SEC.
These factors and the other risk factors described in this prospectus, including the documents incorporated by reference, are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

OUR BUSINESS
Cliffs Natural Resources Inc. is a leading mining and natural resources company. Founded in 1847, we are recognized as the largest and oldest independent iron ore mining company in the United States. We are a major supplier of iron ore pellets to the North American steel industry from our mines and pellet plants located in Michigan and Minnesota. Additionally, we operate an iron ore mining complex in Western Australia. Driven by the core values of safety, social, environmental and capital stewardship, our employees endeavor to provide all stakeholders with operating and financial transparency.
We are organized through a global commercial group responsible for sales and delivery of our products and operations groups responsible for the production of the iron ore that we market. Our continuing operations are organized according to geographic location: U.S. Iron Ore and Asia Pacific Iron Ore.
In the U.S., we currently own or co-own four operational iron ore mines plus one indefinitely idled mine. We are currently operating one iron ore mine in Michigan and three iron ore mines in Minnesota. All four mines are currently operating at or near full capacity. The Empire mine located in Michigan was indefinitely idled beginning on August 3, 2016. We plan to continue shipping Empire's remaining inventory of pellets into 2017. Our Asia Pacific operations consist solely of our Koolyanobbing iron ore mining complex in Western Australia, which is currently operating at or near full capacity.
Also, for the majority of 2015, we operated two metallurgical coal operations in Alabama and West Virginia. In December 2015, we completed the sale of these operations, which marked our exit from the coal business. As of March 31, 2015, management determined that our North American Coal operating segment met the criteria to be classified as held for sale under Accounting Standards Codification, or ASC, 205, Presentation of Financial Statements. As such, all current year and historical North American Coal operating segment results are included in our financial statements incorporated by reference in this prospectus and classified within discontinued operations.
Additionally, we continue to own one non-operating iron ore mine in Eastern Canada that is currently in restructuring proceedings in Montreal, Quebec under the CCAA. Financial results prior to the respective deconsolidations of Bloom Lake General Partner Limited and certain of its affiliates, including Cliffs Quebec Iron Mining ULC, which we refer to herein as the Bloom Lake Group, and Wabush Iron Co. Limited and Wabush Resources Inc., and certain of its affiliates, including Wabush Mines (an unincorporated joint venture of Wabush Iron Co. Limited and Wabush Resources Inc.), Arnaud Railway Company and Wabush Lake Railway Company, which we refer to herein as the Wabush Group, and subsequent expenses directly associated with the Bloom Lake Group, Wabush Group and certain other wholly-owned subsidiaries, collectively referred to herein as the Canadian Entities, are included in our financial statements incorporated by reference in this prospectus and classified within discontinued operations.
Our principal executive offices are located at 200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315. Our main telephone number is (216) 694-5700, and our website address is www.cliffsnaturalresources.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus.

RISK FACTORS
Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q, which have been or will be incorporated by reference into this document. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

USE OF PROCEEDS
Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of our securities to which this prospectus relates for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of outstanding indebtedness or other corporate obligations;

•	additions to working capital;

•	capital expenditures; and

•	strategic investments.
Pending any specific application, we may initially invest funds in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES AND
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS
The following table sets forth our ratio of consolidated earnings to fixed charges and of consolidated earnings to combined fixed charges and preferred stock dividends for the periods presented:

	Year ended December 31,
	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges	1.9x	2.0x	—	5.4x	4.3x
Ratio of earnings to combined fixed charges and preferred stock dividends	1.9x	2.0x	—	5.4x	4.3x
“Fixed charges” represent interest expense, capitalized interest, acceleration of debt issuance costs and the interest portion of rental expense. “Earnings” represent the consolidated pretax income from continuing operations before extraordinary items (excluding undistributed earnings of non-consolidated affiliates), net adjustments for capitalized interest and fixed charges deducted from earnings. For the year ended December 31, 2014, there was a deficiency of earnings to cover the fixed charges of $235.4 million. The insufficient earnings were primarily due to the adverse impact of impairment charges, establishment of valuation allowances against certain deferred tax assets and unfavorable spending, which were partially offset by total increased iron ore and coal production sales volumes in 2014 at most of our operations around the world.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the terms and provisions of our capital stock. The rights of our shareholders are governed by the Ohio Revised Code, our Third Amended Articles of Incorporation, which we refer to as our Articles of Incorporation, and our Regulations, which we refer to as our regulations. This summary is qualified by reference to our governing corporate instruments to which we have referred you and applicable provisions of Ohio law. To obtain a copy of our Articles of Incorporation and regulations, see “Where You Can Find More Information.”
Common Shares
We have authorized 400,000,000 common shares, par value $0.125 per share. The holders of our common shares are entitled to one vote for each share on all matters upon which shareholders have the right to vote and, upon proper notice, are entitled to cumulative voting rights in the election of directors. Our common shares do not have any preemptive rights, are not subject to redemption and do not have the benefit of any sinking fund. Holders of our common shares are entitled to receive such dividends as our directors from time to time may declare out of funds legally available therefore. Entitlement to dividends is subject to the preferences granted to other classes of securities we have or may have outstanding in the future. In the event of our liquidation, holders of our common shares are entitled to share in any of our assets remaining after satisfaction in full of our liabilities and satisfaction of such dividend and liquidation preferences as may be possessed by the holders of other classes of securities we have or may have outstanding in the future.
The transfer agent and registrar for our common shares is Wells Fargo Shareowner Services.
Preferred Stock
We have authorized 3,000,000 shares of serial preferred stock, Class A, without par value, which we refer to as Class A Preferred Stock, and 4,000,000 shares of serial preferred stock, Class B, without par value, which we refer to as Class B Preferred Stock. Under our Articles of Incorporation, our board of directors can issue, without further shareholder action, up to 3,000,000 shares of Class A Preferred Stock and up to 4,000,000 shares of Class B Preferred Stock, which we refer to collectively as Preferred Stock, in each case, with such rights and restrictions as set forth as the express terms of the Class A Preferred Stock and the Class B Preferred Stock, respectively, in our Articles of Incorporation and with such additional provisions as our board of directors may determine, including dividend, redemption, sinking fund, liquidation and conversion (with respect to Class A Preferred Stock only) rights, and additional restrictions.
In some cases, the issuance of Preferred Stock could delay, defer or prevent a change in control and make it harder to remove present management, without further action by our shareholders. Under some circumstances, Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of our common shares if we liquidate or dissolve and could also restrict or limit dividend payments to holders of our common shares. In the event that we do not pay dividends or set apart funds therefor in the amount of six full quarterly dividends, whether or not consecutive and whether or not earned or declared, with respect to any outstanding series of Class A Preferred Stock, the holders of shares of all series of Class A Preferred Stock have the right to elect two directors to our board, in addition to the directors elected at the previous annual shareholders meeting. Such directors will serve annual terms, expiring at the earliest of the next succeeding annual meeting of shareholders or whenever the rights of the holders of the Class A Preferred Stock become unvested as a result of satisfaction of the dividend rights to which they are entitled. The holders of Class B Preferred Stock have the same, but distinct, special voting rights.
Class A Preferred Stock
Dividends
The holders of Class A Preferred Stock of each series, in preference to the holders of common shares and of any other class of shares ranking junior to the Class A Preferred Stock, shall be entitled to receive out of any funds legally available therefor and when and as declared by our board of directors, dividends in cash at the rate for such series fixed in accordance with the provisions of our Articles of Incorporation, payable on the dividend payment dates fixed for such series. Accumulations of dividends, if any, shall not bear interest.
Redemption

Subject to the express terms of each series of Class A Preferred Stock and to the provisions of our Articles of Incorporation, we (i) may, from time to time, redeem all or any part of the Class A Preferred Stock of any series at the time outstanding at the option of our board of directors at the applicable redemption price for such series fixed in accordance with the provisions of our Articles of Incorporation, and (ii) shall, from time to time, make such redemptions of the Class A Preferred Stock of any series as may be required to fulfill the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price, fixed in accordance with the provisions of our Articles of Incorporation, together in each case with (A) all then accrued and unpaid dividends upon such shares for all dividend payment dates on or prior to the redemption date and (B) if the redemption date is not a dividend payment date for such series, a proportionate dividend, based on the number of elapsed days, for the period from the day after the most recent such dividend payment date through the redemption date.
Liquidation
The holders of Class A Preferred Stock of any series, shall, in case of our voluntary or involuntary liquidation, our dissolution or the winding up of our affairs, be entitled to receive in full, out of our assets, including our capital, before any amount shall be paid or distributed among the holders of the common shares or any other shares ranking junior to the Class A Preferred Stock, the amounts fixed with respect to shares of such series in accordance with our Articles of Incorporation.
Voting
The holders of Class A Preferred Stock shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders; and, except as otherwise provided in our Articles of Incorporation or required by law, the holders of Class A Preferred Stock and the holders of common shares shall vote together as one class on all matters presented to the shareholders. If we default in the payment of dividends on any series of Class A Preferred Stock outstanding, in an amount equal to six full quarterly dividends on any such series, whether or not consecutive and whether or not declared, the holders of Class A Preferred Stock will have the right to elect two directors to our board of directors. Such directors will remain until all accrued and unpaid dividends on all series of Class A Preferred Stock then outstanding have been paid or, in the case of non-cumulative dividends, until full dividends on all series of Class A Preferred Stock then outstanding have been paid for one year.
Except as provided in our Articles of Incorporation, the affirmative vote of the holders of at least 2/3 of the Class A Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•	any amendment, alteration or repeal of our Articles of Incorporation or our regulations that adversely affects the preferences or voting or other rights of the holders of Class A Preferred Stock;

•	the authorization, creation or increase in the authorized amount of any shares of any class or any security convertible into any class, in either case, ranking prior to the Class A Preferred Stock; or

•
the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Class A Preferred Stock then outstanding except in accordance with a stock purchase offer made to all holders of record of Class A Preferred Stock, unless all dividends on all Class A Preferred Stock then outstanding for all previous dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

The affirmative vote of the holders of at least a majority of the shares of Class A Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•
our consolidation or merger with or into any other corporation to the extent any such consolidation or merger shall be required, pursuant to any applicable statute, to be approved by the holders of the shares of Class A Preferred Stock voting separately as a class; or

•	the authorization of any shares ranking on a parity with the Class A Preferred Stock or an increase in the authorized number of shares of Class A Preferred Stock.
Conversion
The Board may create one or more series of Class A Preferred Stock that may be convertible into common shares, upon the terms as our board of directors may fix, as provided by our Articles of Incorporation.

Class B Preferred Stock
Dividends
The holders of Class B Preferred Stock of each series, in preference to the holders of common shares and of any other class of shares ranking junior to the Class B Preferred Stock, shall be entitled to receive out of any funds legally available therefor and when and as declared by the board of directors dividends in cash at the rate for such series fixed in accordance with the provisions of our Articles of Incorporation, payable on the dividend payment dates fixed for such series. Accumulations of dividends, if any, shall not bear interest.
Redemption
Subject to the express terms of each series of Class B Preferred Stock and to the provisions of our Articles of Incorporation, we (i) may, from time to time, redeem all or any part of the Class B Preferred Stock of any series at the time outstanding at the option of the board of directors at the applicable redemption price for such series fixed in accordance with the provisions of our Articles of Incorporation, and (ii) shall, from time to time, make such redemptions of the Class B Preferred Stock of any series as may be required to fulfill the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price, fixed in accordance with the provisions of our Articles of Incorporation, together in each case with (A) all then accrued and unpaid dividends upon such shares for all dividend payment dates on or prior to the redemption date and (B) if the redemption date is not a dividend payment date for such series, a proportionate dividend, based on the number of elapsed days, for the period from the day after the most recent such dividend payment date through the redemption date.
Liquidation
The holders of Class B Preferred Stock of any series, shall, in case of our voluntary or involuntary liquidation, our dissolution or the winding up of our affairs, be entitled to receive in full out of our assets, including our capital, before any amount shall be paid or distributed among the holders of the common shares or any other shares ranking junior to the Class B Preferred Stock, the amounts fixed with respect to shares of such series in accordance with our Articles of Incorporation.
Voting
Except as provided in our Articles of Incorporation, or as required by law, the holders of Class B Preferred Stock shall not be entitled to vote. If we default in the payment of dividends on any series of Class B Preferred Stock outstanding, in an amount equal to six full quarterly dividends on any such series, whether or not consecutive and whether or not declared, the holders of Class B Preferred Stock will have the right to elect two directors to our board of directors. Such directors will remain until all accrued and unpaid dividends on all series of Class B Preferred Stock then outstanding have been paid or, in the case of non-cumulative dividends, until full dividends on all series of Class B Preferred Stock then outstanding have been paid for one year.
Except as provided in our Articles of Incorporation, the affirmative vote of the holders of at least 2/3 of the Class B Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•	any amendment, alteration or repeal of our Articles of Incorporation or our regulations that adversely affects the preferences or voting or other rights of the holders of Class B Preferred Stock;

•	the authorization, creation or increase in the authorized amount of any shares of any class or any security convertible into any class, in either case, ranking prior to the Class B Preferred Stock; or

•
the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Class B Preferred Stock then outstanding except in accordance with a stock purchase offer made to all holders of record of Class B Preferred Stock, unless all dividends on all Class B Preferred Stock then outstanding for all previous dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

The affirmative vote of the holders of at least a majority of the shares of Class B Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•
our consolidation or merger with or into any other corporation to the extent any such consolidation or merger shall be required, pursuant to any applicable statute, to be approved by the holders of the shares of Class B Preferred Stock voting separately as a class; or

•	the authorization of any shares ranking on a parity with the Class B Preferred Stock or an increase in the authorized number of shares of Class B Preferred Stock.
Conversion
Class B Preferred Stock may not be convertible into common shares or into shares of any other class or series of ours.
Ohio Control Share Acquisition Statute
The Ohio Control Share Acquisition Statute requires the prior authorization of the shareholders of certain corporations in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of 20% or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power. In the event an acquiring person proposes to make such an acquisition, the person is required to deliver to the corporation a statement disclosing, among other things, the number of shares owned, directly or indirectly, by the person, the range of voting power that may result from the proposed acquisition and the identity of the acquiring person. Within 10 days after receipt of this statement, the corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares.” Interested shares include any shares held by the acquiring person and those held by officers and directors of the corporation as well as by certain others, including many holders commonly characterized as arbitrageurs. The Ohio Control Share Acquisition Statute does not apply to a corporation if its articles of incorporation or code of regulations state that the statute does not apply to a corporation. Neither our Articles of Incorporation nor our regulations contain a provision opting out of this statute.
Ohio Interested Shareholder Statute
Chapter 1704 of the Ohio Revised Code prohibits certain corporations from engaging in a “chapter 1704 transaction” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, among other things:

•	the articles of incorporation expressly provide that the corporation is not subject to the statute (we have not made this election); or

•	the board of directors of the corporation approves the chapter 1704 transaction or the acquisition of the shares before the date the shares were acquired.
After the three-year moratorium period, the corporation may not consummate a chapter 1704 transaction unless, among other things, it is approved by the affirmative vote of the holders of at least two-thirds of the voting power in the election of directors and the holders of a majority of the voting shares, excluding all shares beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or the shareholders receive certain minimum consideration for their shares. A chapter 1704 transaction includes certain mergers, sales of assets, consolidations, combinations and majority share acquisitions involving an interested shareholder. An interested shareholder is defined to include, with limited exceptions, any person who, together with affiliates and associates, is the beneficial owner of a sufficient number of shares of the corporation to entitle the person, directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power in the election of directors after taking into account all of the person’s beneficially owned shares that are not then outstanding.

DESCRIPTION OF DEPOSITARY SHARES
General
We may offer depositary shares representing fractional shares of our preferred stock of any series. The following description sets forth certain general terms and provisions of the depositary shares that we may offer pursuant to this prospectus. The particular terms of the depositary shares, including the fraction of a preferred share that such depositary share will represent, and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement.
The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company that meets certain requirements and is selected by us, which we refer to as the bank depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the shares of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the preferred stock will be made available to the holders of depositary shares.
The following description is a general summary of some common provisions of a deposit agreement and the related depositary receipts. The description below and in any prospectus supplement does not include all of the terms of the deposit agreement and the related depositary receipts. Copies of the form of deposit agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the deposit agreement and the related depositary receipts, see “Where You Can Find More Information.”
Dividends and Other Distributions
If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute these dividends to the record holders of these depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell this property and distribute the net proceeds from this sale to the record holders of the depositary shares.
Redemption of Depositary Shares
If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.
Voting the Preferred Stock
Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the bank depositary as to how to vote the preferred stock represented by the holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with these instructions, and we will take all action that the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing this preferred stock.
Amendment and Termination of the Deposit Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the bank depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless this amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the bank depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•
there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of us and this distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.
Withdrawal of Preferred Stock
Upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Fractional shares of preferred stock will not be issued. If the depositary receipts delivered by a holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.
Miscellaneous
The bank depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of preferred stock.
Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control from performing our obligations under the deposit agreement. The obligations of the bank depositary and us under the deposit agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or shares of preferred stock unless reasonably satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.
Resignation and Removal of Bank Depositary
The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and the successor’s acceptance of this appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the deposit agreement.

DESCRIPTION OF WARRANTS
General
We may issue warrants for the purchase of common shares, preferred stock, depositary shares or debt securities. The following description sets forth certain general terms and provisions of the warrants that we may offer pursuant to this prospectus. The particular terms of the warrants and the extent, if any, to which the general terms and provisions may apply to the warrants so offered will be described in the applicable prospectus supplement.
Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
A copy of the forms of the warrant agreement and the warrant certificate relating to any particular issue of warrants will be filed with the SEC each time we issue warrants, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the warrant agreement and the related warrant certificate, see “Where You Can Find More Information.”
Debt Warrants
The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Stock Warrants
The prospectus supplement relating to a particular issue of warrants to issue common shares, preferred stock or depositary shares will describe the terms of the common shares warrants, preferred stock warrants and depositary share warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common shares, preferred stock or depositary shares that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;

•	the number of shares of common shares or preferred stock or depositary shares that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.
Exercise of Warrants
Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number of common shares, shares of preferred stock or depositary shares or the principal amount of debt securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.
Until a holder exercises the warrants to purchase our common shares, preferred stock, depositary shares or debt securities, the holder will not have any rights as a holder of our common shares, preferred stock, depositary shares or debt securities, as the case may be, by virtue of ownership of warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS
We may issue to our stockholders subscription rights to purchase our common shares, preferred stock, depositary shares or debt securities. The following description sets forth certain general terms and provisions of the subscription rights that we may offer pursuant to this prospectus. The particular terms of the subscription rights and the extent, if any, to which the general terms and provisions may apply to the subscription rights so offered will be described in the applicable prospectus supplement.
Subscription rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering, or offer these securities to other parties who are not our stockholders. A copy of the form of subscription rights certificate will be filed with the SEC each time we issue subscription rights, and you should read that document for provisions that may be important to you. For more information on how you can obtain a copy of any subscription rights certificate, see “Where You Can Find More Information.”
The applicable prospectus supplement relating to any subscription rights will describe the terms of the offered subscription rights, including, where applicable, the following:

•	the exercise price for the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights will commence and the date on which the right will expire;

•	the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the subscription rights offering.

DESCRIPTION OF DEBT SECURITIES
The following description sets forth certain general terms and provisions of the debt securities that we may issue. We will set forth the particular terms of the debt securities we offer in a prospectus supplement and the extent, if any, to which the following general terms and provisions will apply to particular debt securities.
The debt securities will be issued under an indenture, dated as of March 17, 2010, between us and U.S. Bank National Association, as trustee. The indenture, and any supplemental indentures thereto, will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following description of general terms and provisions relating to the debt securities and the indenture under which the debt securities will be issued is a summary only and therefore is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the indenture. A copy of the indenture has been filed with the SEC as an exhibit to the registration statement, of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. For more information on how you can obtain a copy of the form of the indenture, see “Where You Can Find More Information.”
Capitalized terms used in this section and not defined herein have the meanings specified in the indenture. When we refer to “we,” “us,” “our” or “Cliffs” in this section, we mean Cliffs Natural Resources Inc., excluding, unless the context otherwise requires or as otherwise expressly stated, its subsidiaries.
Unless otherwise specified in a prospectus supplement, the debt securities will be our direct, senior unsecured obligations and will rank equally with all of our other unsecured indebtedness.
General
The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, supplemental indenture or officers’ certificate. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).
We can issue an unlimited amount of debt securities under the indenture that may be in one or more series. Debt securities may differ between series in respect to any matter, but all series of debt securities will be equally and ratably entitled to the benefits of the indenture. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title of the series of debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which the series of debt securities will be issued;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the date or dates on which the principal of the series of debt securities is payable;

•
the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the series of debt securities will bear interest, if any, the date or dates from which such interest, if any, will accrue, the date or dates on which such interest, if any, will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of, and interest, if any, on the series of debt securities will be payable;

•
if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the series of debt securities may be redeemed (in whole or in part) at our option;

•
any obligation we may have to redeem or purchase the series of debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of the series of debt securities and the terms and conditions of such obligation;

•
the dates, if any, on which and the price or prices at which we will repurchase the series of debt securities at the option of the holders of that series of debt securities and other detailed terms and provisions of such repurchase obligations;

•	the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•
the form of the series of debt securities and whether the series of debt securities will be issuable as global debt securities and any appropriate legends if the debt securities are discount securities;

•	the portion of principal amount of the series of debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount thereof;

•	the currency of denomination of the series of debt securities and, if other than U.S. Dollars or the ECU, the agency or organization, if any, responsible for overseeing such currency;

•	the designation of the currency, currencies or currency units in which payment of principal of and interest, if any, on the series of debt securities will be made;

•
if payments of principal of or interest, if any, on the series of debt securities will be made in one or more currencies or currency units other than that or those in which the series of debt securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;

•
the manner in which the amounts of payment of principal of or interest, if any, on the series of debt securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the series of debt securities;

•
any event of default that applies to the series of debt securities and the rights of the trustee or the requisite holders of the series of debt securities to declare the principal amount thereof due and payable;

•	any covenants with respect to the series of debt securities;

•	any other terms of the series of debt securities (which may supplement, modify or delete any provision of the indenture as it applies to such series);

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the series of debt securities, if other than appointed in the indenture;

•
any provisions relating to conversion of the series of debt securities (including price, period, whether such conversion is mandatory or is at the option of the holders or at our option, events requiring an adjustment of conversion price, and provisions affecting conversion of the series of debt securities redeemed);

•	whether the series of debt securities will be senior or subordinated debt securities and, if applicable, a description of the subordination terms thereof; and

•	any trustees, authenticating or paying agents, transfer agents, or registrars or any other agents with respect to the series of debt securities.
In addition, the indenture does not limit our ability to issue subordinated debt securities. Any subordination provisions of a particular series of debt securities will be set forth in the resolution of our board of directors, the officers’ certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.
We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
Transfer and Exchange
Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, which we refer to as the Depositary, or a nominee (we will refer to any debt security represented by a global debt security as a book-entry debt security), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a certificated debt security) as set forth in the applicable prospectus supplement. Except as set forth under the heading “- Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.
Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities (except as expressly permitted under the indenture), but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.
You may effect the transfer of certificated debt securities and the right to receive the principal of and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us of the certificate to the new holder or the issuance by us of a new certificate to the new holder.
Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be issued to the Depositary or a nominee of the Depositary and registered in the name of the Depositary or a nominee of the Depositary.
The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.
Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.
So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.
We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to such global debt security for purposes of obtaining any consents, declarations, waivers or directions required to be given by holders of the debt securities pursuant to the indenture.
We will make payments of principal of, and premium and interest, if any, on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.
We expect that the Depositary, upon receipt of any payment of principal of, premium or interest, if any, on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
We will issue certificated debt securities in exchange for each global debt security only if (i) the Depositary notifies us that it is unwilling or unable to continue as Depositary for such global debt security or if at any time such Depositary ceases to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor Depositary registered as a clearing agency under the Exchange Act within 90 days of such event or (ii) we execute and deliver to the trustee an officers’ certificate to the effect that such global debt security shall be so exchangeable. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.
We have obtained the foregoing information concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.
Governing Law
The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF UNITS
We may issue units comprising one or more securities described in this prospectus in any combination. The following description sets forth certain general terms and provisions of the units that we may offer pursuant to this prospectus. The particular terms of the units and the extent, if any, to which the general terms and provisions may apply to the units so offered will be described in the applicable prospectus supplement.
Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit will have the rights and obligations of a holder of each included security. Units will be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. Copies of the forms of the unit agreement and the unit certificate relating to any particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the unit agreement and the related unit certificate, see “Where You Can Find More Information.”
The prospectus supplement relating to any particular issuance of units will describe the terms of those units, including, to the extent applicable, the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION
We may sell the offered securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	in a rights offering;

•
in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act of 1933, or Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents; or

•	through a combination of any of these methods.
The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchanges on which the securities may be listed.
Sale through Underwriters or Dealers
If underwriters are used in the sale, we will execute an underwriting agreement with them regarding the securities. The underwriters will acquire the securities for their own account, subject to conditions in the underwriting agreement. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offerings may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.
If dealers are used in the sale of the securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales through Agents
We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.
Remarketing Arrangements
Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.
Delayed Delivery Contracts
If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS
Jones Day will pass upon the validity of the securities being offered hereby.
EXPERTS
The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Cliffs Natural Resources Inc.’s Annual Report on Form 10-K, and the effectiveness of Cliffs Natural Resources Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.